CREDIT AGREEMENT

                            dated as of March 9, 1998

                                      among

                              NFO WORLDWIDE, INC.,

                           the Banks signatory hereto,

                                       and

                               FLEET NATIONAL BANK

                                       and

                     THE CHASE MANHATTAN BANK, as Co-Agents

                                       and

                              FLEET NATIONAL BANK,

                             as Administrative Agent

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         CREDIT AGREEMENT, dated as of March 9, 1998, among NFO WORLDWIDE, INC., a corporation organized under the laws of the State of Delaware (the
"Borrower"), each of the banks which is a signatory hereto ( together with each bank's successors and assigns, individually, a "Bank," and collectively the "Banks"), FLEET NATIONAL BANK, a national banking association organized under the laws of the United States of America ("Fleet"), and THE CHASE MANHATTAN
BANK, a New York banking corporation, together with Fleet, as co-agents for the Banks (in such capacity, each a "Co-Agent" and collectively, the "Co-Agents"), and Fleet, as administrative agent for the Banks (in such capacity together with its successors and assigns, the "Administrative Agent").


                                 W H E R E A S:


         The Borrower desires that the Banks extend credit as provided herein and the Banks are prepared to extend such credit;


         NOW, THEREFORE, the Borrower, the Banks, the Co-Agents and the Administrative Agent hereby agree as follows:


                    ARTICLE 1. DEFINITIONS; ACCOUNTING TERMS.

         Section 1.1. Definitions. As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have a correlative meaning when used in the plural and vice versa, unless stated otherwise):


         "Acceptable Acquisition" has the meaning given such term in Section
7.11.


         "Acquisition" has the meaning given such term in Section 7.11.


         "Adjusted Leverage Ratio" means for any Person, as at any date, a ratio on a consolidated basis in accordance with GAAP of (i) Funded Debt of such Person to (ii) EBITDA of such Person.


         "Affiliate" means any Person: (a) which directly or indirectly controls, or is controlled by, or is under common control with, the Borrower or any of its Subsidiaries; (b) which directly or indirectly beneficially owns or holds 15% or more of any class of voting stock of the Borrower or any such Subsidiary; (c) 5% or more of the voting stock of which is directly or indirectly beneficially owned or held by the Bor rower or such Subsidiary; or
(d) which is a partnership in which the Borrower or any of its Subsidiaries is a general partner. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

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         "Agreement" means this Credit Agreement, as it may be amended or supplemented from time to time. References to Articles, Sections, Exhibits, Schedules and the like refer to the Articles, Sections, Exhibits, Schedules and the like of this Agreement unless otherwise indicated.


         "Alternative Currency" means British Pounds, French Francs, German Deutschmarks, Japanese Yen, Hong Kong Dollars, Canadian Dollars, New Zealand Dollars, Australian Dollars, Euro (or the applicable unit of combined currency determined by the European economic community when available) or such other currency other than Dollars that the Borrower may reasonably request from time to time, which the Banks are able to reasonably accommodate.


         "Alternative Currency Equivalent" means, with respect to an amount of Dollars on any date in relation to any specified Alternative Currency, the amount of such specified Alternative Currency that may be purchased with such amount of Dollars at the Spot Exchange Rate with respect to Dollars on such date.


         "Alternative Currency Loan" means any Eurodollar Loan denominated in an Alternative Currency.


         "Authorization Letter" means the letter agreement executed by the Borrower in the form of Exhibit E.


         "Banking Day" means any day on which commercial banks are not authorized or required by law to close in Providence, Rhode Island and whenever such day relates to a LIBO Rate Loan or notice with respect to any LIBO Rate Loan or Alternative Currency Loan, as the case may be, a day on which dealings in Dollar or the applicable Alternative Currency deposits are also carried out in the London interbank market.

         "Borrowing" means a Loan or group of Loans of a single type as to which a single Interest Period is in effect.

         "Capital Base" means, at any date of determination thereof, the sum of
(a) Subordinated Debt of a Person, plus (b) such Person's shareholders' equity (excluding the effect of extraordinary or unusual items).

         "Capital Lease" means any lease which has been or should be capitalized on the books of the lessee in accordance with GAAP.

         "Cash and Cash Equivalents" means, with respect to any Person, the aggregate amount of the following, to the extent owned by such Person or any of its

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Subsidiaries: (i) cash on hand; (ii) Dollar or Alternative Currency demand deposits maintained in the United States with any commercial bank and Dollar time deposits maintained in the United States with, or certificates of deposit having a maturity of one year or less from the date of acquisition issued by, any commercial bank which has its head office in the United States and which has a combined capital and surplus of at least $100,000,000; (iii) direct obligations of, or unconditionally guaranteed or insured by, the United States or any agency thereof and having a maturity of one year or less from the date of acquisition; (iv) commercial paper having a maturity of one year or less from the date of acquisition, issued by any corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia and rated at least "A-1" by Standard & Poor's Corporation or "P-1" by Moody's Investors Service, Inc. (or, if neither such organization shall rate such commercial paper at any time, rated by any nationally recognized rating organization in the United States with the highest rating assigned by such organization); (v) repurchase obligations of any Bank or of any commercial bank satisfying the requirement of clause (ii) having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States or any agency thereof; (vi) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States or by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by Standard & Poor's Corporation or A by Moody's Investors Service, Inc.; (vii) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Bank or any commercial bank satisfying the requirements of clause (ii) of this definition; and (viii) shares of money market mutual or similar funds sponsored by any registered broker-dealer or mutual fund administrator.


         "Closing Date" means the date this Agreement has been executed by the Borrower, the Banks, the Co-Agents and the Administrative Agent.


         "Code" means the Internal Revenue Code of 1986, as amended from time to time.


         "Commitment" means, with respect to each Bank, the obligation of such Bank to make its Loans under this Agreement in the aggregate principal amount corresponding to its name, as such amount may be reduced or otherwise modified from time to time in accordance with the terms of this Agreement:

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TOTAL COMMITMENT                          $75,000,000

Fleet National Bank                       $25,000,000

The Chase Manhattan Bank                  $25,000,000

The Bank of New York                      $12,500,000

First Union National Bank                 $12,500,000


         "Commitment Percentage" means, as to any Bank, the percentage equivalent of a fraction, the numerator of which is the Commitment of such Bank and the denominator of which is the aggregate Commitments of all Banks.


         "Consolidated Capital Base" means the Capital Base of a Person and its Consolidated Subsidiaries, as determined on a consolidated basis in accordance with GAAP.


         "Consolidated Net Income" means Net Income of a Person and its Consolidated Subsidiaries, as determined on a consolidated basis in accordance with GAAP; provided that, for purposes of Section 8.1, if such amount is determined to be less than zero (0) during each quarter that the minimum Capital Base is required to be measured pursuant to Section 8.1, then the Consolidated Net Income shall be deemed to be 0 for such quarter.

         "Consolidated Subsidiary" means any Subsidiary of a Person whose accounts are or are required to be consolidated with the accounts of such Person in accordance with GAAP.


         "Debt" means, with respect to any Person: (a) indebtedness of such Person for borrowed money; (b) indebtedness for the deferred purchase price of property or services (except trade payables in the ordinary course of business);
(c) unpaid reimbursement obligations of such Person with respect to letters of credit; (d) the undrawn face amount of any outstanding letters of credit issued for the account of or upon the application of such Person; (e) obligations arising under acceptance facilities; (f) guaranties, endorsements (other than for collection in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss, including any contingent obligations under swaps, derivatives, currency exchanges and similar transactions; (g) obligations secured by any Lien on property of such Person; and (h) obligations of such Person as lessee under Capital Leases.

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         "Default" means any event which with the giving of notice or lapse of time, or both, would become an Event of Default.


         "Default Rate" means, with respect to the principal of any Loan and, to the extent permitted by law, any other amount payable by the Borrower under this Agreement or any Note that is not paid when due (whether at stated maturity, by acceleration or otherwise), a rate per annum during the period from and including the due date, to, but excluding the date on which such amount is paid in full equal to (a) in the case of any amount of principal due on the Loans (other than the Revolving Loans), 2% above the interest rate applicable to such amount immediately prior to the date on which such amount became due and payable and (b) in the case of all other amounts, 2% above the interest rate payable from time to time on Variable Rate Loans pursuant to Section 2.10(a)(i).


         "Denomination Date" means, in relation to any Borrowing in an Alternative Currency, the date that is three (3) Banking Days prior to the date such Borrowing is made and in the case of a renewal of, or conversion to, such Loan, the date that is three (3) Banking Days prior to the date of such renewal or conversion.


         "Dollar Equivalent" means, with respect to an amount of any Alternative Currency on any date in relation to Dollars, the amount of Dollars that may be purchased with such amount of such Alternative Currency at the Spot Exchange Rate with respect to such Alternative Currency on such date.


         "Dollars" and the sign "$" mean lawful money of the United States of America.


         "EBITDA" means, for any Person, for any period, on a consolidated basis, earnings from continuing operations before Interest Expense, tax expense, depreciation, amortization and other non-cash items for such Person determined in accordance with GAAP; provided that to the extent the financial covenants set forth in Article 8 are required to be measured for any rolling twelve month period, any Subsidiary acquired or formed by the Borrower prior to the relevant measurement date shall be treated as though that Subsidiary were a Subsidiary of the Borrower for the immediately preceding rolling twelve month period.


         "Environmental Indemnification" means the environmental indemnification agreement of the Borrower in the form of Exhibit F hereto.


         "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambientair, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.


         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, including any rules and regulations promulgated thereunder.


         "ERISA Affiliate" means any corporation or trade or business which is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which the Borrower is a member, or (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which the Borrower is a member.


         "Eurodollar Base Rate" means, with respect to any Interest Period for a LIBO Rate Loan, the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars or deposits in an Alternative Currency with respect to any Alternative Currency Loan, as applicable, at approximately 11:00 a.m. London time two (2) Banking Days prior to the first day of such Interest Period for a period comparable to such Interest Period. If for any reason such rate is not available, the term "Eurodollar Base Rate" shall mean, for any LIBO Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars or deposits in an Alternative Currency with respect to any Alternative Currency Loan, as applicable, at approximately 11:00 a.m. (London time) two (2) Banking Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/16 of 1%). If both the Telerate and Reuters system are unavailable, then the term "Eurodollar Base Rate" shall mean, for any LIBO Rate Loan for any Interest Period therefor, the rate offered for deposits in Dollars or deposits in an Alternative Currency with respect to any Alternative Currency Loan, as applicable, for a period of time comparable to such LIBO Rate Loans which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time two (2) Banking Days prior to the first day of such Interest Period as selected by the Reference Bank. The principal London office of each of the four major London banks will be requested to provide a quotation of its rate for deposits in Dollars or deposits in an Alternative Currency with respect to any Alternative Currency Loan, as applicable. If at least two such quotations are provided, the applicable rate shall be the arithmetic mean of such quotations (rounded upwards, if necessary, to the nearest 1/16 of 1%). If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of rates quoted for such comparable Interest Period for deposits in Dollars or deposits in an Alternative Currency with respect to any Alternative Currency Loan, as applicable, by leading European banks for a period of time comparable to such LIBO Rate Loan offered by major banks in New York City at approximately 11:00 a.m., New York City time, on the day that is two (2) Banking Days preceding the first

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day of such LIBO Rate Loan. In the event that the Administrative Agent is unable to obtain any such quotation as provided herein, it will be deemed that the Eurodollar Base Rate cannot be determined.


         "Eurodollar Loan" means any Revolving Loan when and to the extent the interest rate therefor is determined on the basis of the Eurodollar Rate.


         "Eurodollar Rate" means, for any Eurodollar Loan or LIBOR Market Loan for any Interest Period therefor, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be equal to the quotient of (i) the Eurodollar Base Rate for such Loan for such Interest Period, divided by (ii) one minus the Reserve Requirement for such Loan for such Interest Period. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Requirement.


         "Event of Default" has the meaning given such term in Section 9.1.


         "Facility Documents" means this Agreement, the Notes, the Authorization Letter, the Environmental Indemnification and each of the documents, certificates or other instruments referred to in Article 4 as well as any other documents, instruments or certificates to be delivered by the Borrower in connection with this Agreement or in connection with the documents, instruments or certificates referred to in Article 4, including documents delivered in connection with any Borrowing, as each such Facility Document may be amended and restated from time to time.


         "Federal Funds Rate" means, for any day, the rate per annum (expressed on a 360 day basis of calculation) equal to the weighted average of the rates on overnight federal funds transactions as published by the Federal Reserve Bank of Boston for such day (or for any day that is not a Banking Day, for the immediately preceding Banking Day).


         "Forfeiture Proceeding" means any action, proceeding or investigation affecting the Borrower or any of its Subsidiaries before any court, governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or the receipt of notice by any such party that any of them is a suspect in or a target of any governmental inquiry or investigation, which in each case is reasonably expected to result in an indictment of any of them or the seizure or forfeiture of any of their property.


         "Funded Debt" means, with respect to any Person, all Debt of such Person for money borrowed, including any such indebtedness incurred pursuant to the provisions of any revolving credit agreement or other similar agreement.

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         "GAAP" means generally accepted accounting principles in the United
States of America as in effect (i) with regard to the determination of compliance with the covenants contained in Article 8, as such principles are in effect on the date hereof applied on a consistent basis, and (ii) with regard to the preparation of the financial statements referred to in Section 6.8 and the preparation of any other financial statements to be delivered to the Administrative Agent or any Bank in the future by the Borrower or any other Person, as such principles are in effect from time to time applied on a consistent basis.


         "Governmental Authority" means any nation or government, any state or other political subdivision or an agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.


         "Interest Coverage Ratio" means, for any Person, as at any date, on a consolidated basis, the ratio of (a) EBITDA of such Person to (b) Interest Expense of such Person.


         "Interest Expense" means, with respect to any Person, for any period, the sum, for such Person in accordance with GAAP, of (a) all interest on Debt that is accrued as an expense during such period (including, without limitation, imputed interest on Capital Lease obligations), plus (b) all amounts paid, accrued or amortized as an expense during such period in respect of interest rate protection agreements, minus (c) all amounts received or accrued as income during such period in respect of interest rate protection agreements.


         "Interest Period" means:


                     (a) With respect to any Eurodollar Loan, the period commencing on the date such Eurodollar Loan is made, converted from another type of Loan or renewed, as the case may be, and ending, as the Borrower may select pursuant to Section 2.6, on the numerically corresponding day in the first, second, third, or sixth calendar month thereafter, provided that each such Interest Period which commences on the last Banking Day of a calendar month
(or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Banking Day of the appropriate subsequent calendar month.


                     (b) With respect to any Set Rate Loan, the period commencing on the date such Set Rate Loan is made and ending on any Banking Day up to 180 days thereafter, as the Borrower may select pursuant to Section 2.4(b).

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

                     (c) With respect to any LIBOR Market Loan, the period commencing on the date such LIBOR Market Loan is made and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, as mutually agreed by the Borrower and a Bank pursuant to
Section 2.4(b), provided that each such Interest Period which commences on the last Banking Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Banking Day of the appropriate subsequent calendar month.


         "Interest Rate Protection Agreement" means any interest rate protection agreement entered into with any bank or other financial institution whereby the Borrower obtains a hedge or cap for the interest rate that will be payable by the Borrower on the Loans under this Agreement.


         "Lending Office" means, for each Bank, each Co-Agent and the Administrative Agent and for each type of Loan, the lending office of such Bank (or of an affiliate of such Bank) or the Co-Agents and the Administrative Agent designated as such for such type of Loan on its signature page hereof or such other office of such Bank (or of an affiliate of such Bank) or such Co-Agent or the Administrative Agent as such Bank, such Co-Agent or Administrative Agent may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such type are to be made and maintained.


         "LIBO Rate Loan" means Eurodollar Loans and LIBOR Market Loans.


         "LIBOR Auction" means a solicitation of Money Market Quotes setting forth margins based on the Eurodollar Rate pursuant to Section 2.4 (b).


         "LIBOR Market Loans" means Money Market Loans the interest rates on which are determined on the basis of Eurodollar Rates pursuant to a LIBOR Auction.


         "Lien" means any lien (statutory or otherwise), security interest, mortgage, deed of trust, priority, pledge, negative pledge, charge, conditional sale, title retention agreement, financing lease or other encumbrance or similar right of others, or any agreement to give or refrain from giving any of the foregoing.


         "Loan" or "Loans" means Revolving Loans and Money Market Loans (including LIBOR Market Loans and Set Rate Loans).


         "Margin" means, (a) for any Variable Rate Loan, 0 basis points; and (b) for any Eurodollar Loan, the margin for such type of Loan that would apply as set forth in Section 2.13.

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         "Material Adverse Effect" means (a) a material adverse effect on the condition (financial or otherwise), business, management, operations, properties or prospects of the Borrower and its Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Borrower or any of its Subsidiaries to perform or comply with any of the material terms and conditions of this Agreement, any Note or any other Facility Document, or (c) a material adverse effect on the legality, validity, binding effect, enforceability or admissibility into evidence of this Agreement, any Note or any other Facility Document, or the ability of the Administrative Agent, the Co-Agents or any Bank to enforce its- rights or remedies under or in connection with this Agreement, any Note or any other Facility Document.

         "Money Market Borrowing" shall have the meaning given such term in
Section 2.4(b).

         "Money Market Confirmation" means each confirmation by the Borrower of its acceptance of a Money Market Quote, which Money Market Confirmation shall be substantially in the form of Exhibit B and shall be delivered to the Administrative Agent in writing or by facsimile transmission.

         "Money Market Loan Limit" shall have the meaning given such term in
Section 2.4(b).

         "Money Market Loans" shall have the meaning given such term in Section 2.1.

         "Money Market Note" means a promissory note of the Borrower in the form of Exhibit A-2 hereto evidencing Money Market Loans made by a Bank hereunder.

         "Money Market Quote" means each offer by a Bank to make Money Market Loans pursuant to a Money Market Quote Request, which Money Market Quote shall contain the information specified in, as appropriate, Exhibit C-1 or Exhibit C-2 and shall be delivered to the Administrative Agent by telephone, immediately confirmed by facsimile transmission.

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         "Money Market Quote Request" means each request by the Borrower for
Banks to submit bids to make Money Market Loans, which shall contain the information in respect of such requested Money Market Loans specified in, as appropriate, Exhibit D-1 or Exhibit D-2 and shall be delivered to the Administrative Agent in writing or by facsimile transmission, or by telephone, immediately confirmed by facsimile transmission.

         "Money Market Rate" shall have the meaning given such term in Section 2.4(b).

         "Multiemployer Plan" means a Plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

         "Net Cash Proceeds" means with respect to any transaction, Net Proceeds in the form of Cash and Cash Equivalents.

         "Net Income" of any Person for any period means the net income (loss) of such Person for such period determined in accordance with GAAP.

         "Net Proceeds" means, with respect to any transaction, cash or other property or consideration received by any Person from such transaction after deducting therefrom the following reasonable amounts (as applicable): (a) income, title, recording or any other taxes measured by or resulting from such transaction, (b) payment of all underwriting discounts and related fees, brokerage commissions, investment banking, accounting and legal fees and other fees and expenses related to such transaction, and (c) amounts paid to satisfy Debt (other than the Loans) which is required to be repaid in connection with any such transaction.

         "Note" means each Revolving Note and each Money Market Note.

         "Notice of Borrowing" means the notice of each borrowing required by
Section 4.2.

         "Obligation Currency" shall have the meaning assigned to such term in
Section 11.19(a).

         "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

         "Payment Default" means a Default involving the failure of the Borrower to pay when due any principal, interest, fees or other amounts due hereunder or under the Notes.

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         "Person" means an individual, partnership, corporation, limited liability company or partnership, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

         "Plan" means any employee benefit or other plan established or maintained, or to which contributions have been made, by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA, other than a Multiemployer Plan.

         "Prime Rate" means the variable per annum rate of interest from time to time designated by the Reference Bank at the Principal Office as its prime commercial lending rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.

         "Principal Office" means the principal office of the Administrative Agent, presently located at 111 Westminster Street, Providence, Rhode Island 02903.

         "Quotation Date" shall have the meaning given such term in Section 2.4(b).

         "Reference Bank" means Fleet National Bank.

         "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

         "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

         "Regulatory Change" means, with respect to any Bank, any change after the date of this Agreement in United States federal, state, municipal or foreign laws or regulations (including without limitation Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including such Bank of or under any United States, federal, state, municipal or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

         "Required Banks" means, at any time while no Loans are outstanding, Banks having at least 67% of the aggregate amount of the Commitments and, at any time after the Commitments shall have terminated, Banks holding at least 67% of the aggregate principal amount of the Loans. For purposes of determining the Required Banks, any amounts denominated in an Alternative Currency shall be translated into Dollars at the Spot Exchange Rate in effect at such time.

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

         "Reserve Requirement" means, for any Interest Period for any LIBO Rate Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in Boston with deposits exceeding $1,000,000,000 against "Eurocurrency liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the Eurodollar Base Rate for LIBO Rate Loans is to be determined as provided in the definition of "Eurodollar Base Rate" in this
Section 1.1 or (ii) any category of extensions of credit or other assets which include LIBO Rate Loans. The Eurodollar Rate shall be adjusted automatically on and as o the effective date of any change in the Reserve Requirement.

         "Revolving Loans" shall have the meaning given such term in Section
2.1.

         "Revolving Note" means a promissory note of the Borrower in the form of Exhibit A-1 hereto evidencing Revolving Loans made by a Bank hereunder.

         "Set Rate Auction" means a solicitation of Money Market Quotes setting forth Money Market Rates pursuant to Section 2.4(b).

         "Set Rate Loans" means Money Market Loans the interest rates on which are determined on the basis of Money Market Rates pursuant to a Set Rate Auction, as quoted by the successful bidding Bank in substantially the same form as Exhibit C-2 hereof.

         "Spot Exchange Rate" means, on any date of determination thereof, (a) with respect to any Alternative Currency, the spot rate at which Dollars are offered for such Alternative Currency on such day by the principal branch of the Reference Bank at approximately 11:00 a.m. (Boston, Massachusetts time), and (b) with respect to Dollars in relation to any specified Alternative Currency, the spot rate at which such specified Alternative Currency is offered on such date by the principal branch of the Reference Bank for Dollars at approximately 11:00 a.m. (Boston, Massachusetts time). For purposes of determining the Spot Exchange Rate in connection with any Alternative Currency Borrowing, such Spot Exchange Rate shall be determined as of the Denomination Date for such Borrowing with respect to transactions in the applicable Alternative Currency that will settle on the date of such Borrowing.

         "Subordinated Debt" means Funded Debt subordinated on terms reasonably satisfactory to the Administrative Agent and the Banks to the Borrower's obligations under this Agreement and the Notes.

         "Subsidiary" means, with respect to any Person, any corporation or other entity of which at least a majority of the securities or other ownership interests having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by such Person. Unless otherwise specified, the term "Subsidiary" or "Subsidiaries" contained herein means a Subsidiary of the Borrower.

         "Termination Date" means (i) March 31, 2003; provided that if such date is not a Banking Day, the Termination Date shall be the next succeeding Banking Day (or, if such next succeeding Banking Day falls in the next calendar month, the next preceding Banking Day) or (ii) the earlier date of termination in whole of the Commitments pursuant to Section 9.2 or otherwise.

         "Unfunded Benefit Liabilities" means, with respect to any Plan, the amount (if any) by which the present value of all benefit liabilities (within the meaning of Section 4001(a)(16) of ERISA) under such Plan exceeds the fair market value of all Plan assets allocable to such benefit liabilities, as determined on the most recent valuation date of such Plan and in accordance with the provisions of Financial and Accounting Standards Board 87.

         "Variable Rate" means, for any day, the higher of (a) the Federal Funds Rate for such day plus 1/2 of 1% and (b) the Prime Rate for such day.

         "Variable Rate Loan" means any Loan when and to the extent the interest rate for such Loan is determined in relation to the Variable Rate.

         Section 1.2. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and all financial data required to be delivered hereunder shall be prepared in accordance with GAAP.


         Section 1.3. Rules of Interpretation.

                     (a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

                     (b) The singular includes the plural and the plural includes the singular.

                     (c) A reference to any law includes any amendment or modification to such law.

                     (d) A reference to any Person includes its permitted successors and permitted assigns.

                     (e) The words "include", "includes" and "including" are not limiting.

                     (f) All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in Connecticut, have the meanings assigned to them therein.

                     (g) Reference to a particular "Section" refers to that section of this Agreement unless otherwise indicated.

                     (h) The words "herein", "hereof", "hereunder" and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

                             ARTICLE 2. THE CREDIT.

         Section 2.1. The Loans.

                     (a) Subject to the terms and conditions of this Agreement, each of the Banks severally agrees to make revolving credit loans (the "Revolving Loans") to the Borrower from time to time from and including the date hereof to and including the Banking Day immediately prior to the Termination Date, up to but not exceeding in the aggregate principal amount at any one time outstanding, the amount of its Commitment, provided that the aggregate outstanding principal amount of the Loans shall at no time exceed the aggregate amount of the Commitments. At the Borrower's election, the Revolving Loans may be outstanding as Variable Rate Loans or Eurodollar Loans (each a "type" of Revolving Loans). Each type of Revolving Loans of each Bank shall be made and maintained at such Bank's Lending Office for such type of Revolving Loans. Eurodollar Loans will not be available for Interest Periods commencing at any time that a Payment Default or Event of Default is in existence The Revolving Loans shall be due and payable on the Termination Date. If the Borrower fails to pay such amounts when due, in accordance with the terms contained herein, such amounts shall bear interest at the applicable Default Rate for such Loans. Eurodollar Loans may be denominated in Dollars or in one or more Alternative Currencies, but Variable Rate Loans shall be denominated only in Dollars. Any Eurodollar Loan may be made in the Alternative Currency specified in the notice of each Borrowing pursuant to Section 2.8 in the Alternative Currency amount specified in such notice, and the Administrative Agent shall determine the Dollar Equivalent as of the Denomination Date for such Borrowing (which determination shall be conclusive absent manifest error). For purposes of determining the amount outstanding under any Bank's Commitment, each Eurodollar Loan denominated in an Alternative Currency shall be the Dollar Equivalent for such Eurodollar Loan as of the Denomination Date.

                     (b) The Borrower may request uncommitted competitive auction facility advances (the "Money Market Loans") from time to time on any Banking Day during the period from the date hereof to the date occurring 30 days prior to the Termination Date in the manner set forth in Section 2.4(b) and in amounts such that the aggregate amount of Loans outstanding at any time shall not exceed the aggregate amount of the Commitments at such time. Each Money Market Loan shall be due and payable on the last day of the Interest Period therefor. If the Borrower fails to pay such amounts when due, in accordance with the terms herein, such amounts shall bear interest at the applicable Default Rate for such Loan.

         Section 2.2. The Notes.

                     (a) The Revolving Loans of each Bank shall be evidenced by a single Revolving Note in favor of such Bank in the form of Exhibit A-1, dated the date of this Agreement, duly completed and executed by the Borrower. Each Bank is hereby authorized by the Borrower to record the date, type, amount and currency of each Revolving Loan made by such Bank to the Borrower evidenced by such Revolving Note and the date, amount and currency of each payment of principal thereof on the schedule annexed to and constituting part of its Revolving Note from the Borrower, or to otherwise record in its internal records, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided, however, that the failure of any Bank to make any such recordation (or any error therein) shall not affect the obligations of the Borrower hereunder or under its Revolving Note. Each Revolving Loan evidenced by each Revolving Note shall bear interest for the period from and including the date of such Revolving Loan on the unpaid principal amount thereof from time to time outstanding at the applicable rate per annum determined as provided in, and such interest shall be payable as specified in, Section 2.10.

                     (b) The Money Market Loans made by each Bank to the Borrower shall be evidenced initially by a single Money Market Note of the Borrower in favor of such Bank in the form of Exhibit A-2, dated the date of this Agreement, duly completed and executed by the Borrower. Each Bank is hereby authorized to record the date, amount, type and maturity date of each Money Market Loan made by such Bank to the Borrower, the date and amount of each payment of principal thereo and the interest rate with respect thereto on the schedule annexed to and constituting part of its Money Market Note from the Borrower, or to otherwise record in its internal records, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided, however, that the failure to make any such recordation (or any error therein) shall not affect the obligations of the Borrower hereunder or under its Money Market Note. Each Money Market Loan evidenced by each Money Market Note shall bear interest for the period from and including the date of such Money Market Loan on the unpaid principal amount thereof from time to time outstanding at the applicable rate per annum determined as provided in, and such interest shall be payable as specified in,
Section 2.10(d).

         Section 2.3. Purpose. The Borrower shall use the proceeds of the Loans to satisfy the Borrower's obligations under certain existing indebtedness to one or more of the Banks, to repay the Borrower's remaining obligations relating to that certain $2,500,000 Industrial Revenue Bond as set forth on Schedule 5.10 hereto, and to finance working capital and general corporate needs of the Borrower, including permissible acquisitions in accordance with Article 7 and improvements to the Borrower's real property in Toledo, Ohio. Such proceeds shall not be used for the purpose, whether immediate, incidental or ultimate, of buying or carrying "margin stock" within the meaning of Regulation U.

         Section 2.4. Borrowing Procedures.

                     (a) The Borrower shall give the Administrative Agent notice of each Revolving Loan to be made hereunder as provided in Section 2.8. Not later than 2:00 p.m. Providence, Rhode Island time on the date of such Revolving Loan, each Bank shall, through its Lending Office and subject to the conditions of this Agreement, make the amount of the Revolving Loan to be made by it on such day available to the Administrative Agent at the Administrative Agent's Lending Office in the currency in which such Revolving Loan is to be made and in immediately available funds in Dollars, or in the case of Alternative Currencies, no later than three (3) Banking Days from the date of such notice, for the account of the Borrower. The amount so received by the Administrative Agent shall, subject to the conditions of this Agreement, be made available to the Borrower, in immediately available funds in Dollars, or in the case of Alternative Currencies, no later than three (3) Banking Days from the date of such notice, by the Administrative Agent crediting an account of the Borrower designated by the Borrower and maintained with the Administrative Agent at its Lending Office. Not more than eight (8) Loans will be made available to the Borrower in any calendar month.

                     (b) (i) In addition to Borrowings of Revolving Loans, at any time at least 30 days prior to the Termination Date, the Borrower may, as set forth herein, request the Banks to make offers to make Money Market Loans to the Borrower in Dollars. The Banks may, but shall not have the obligation to, make any such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth herein. Money Market Loans may be LIBOR Market Loans or Set Rate Loans, provided that the aggregate unpaid principal amount of all Money Market Loans, together with the aggregate unpaid principal amount of all Revolving Loans, at any one time outstanding, shall not exceed the aggregate amount of the Commitments at such time.

                         (ii) The Borrower shall request Money Market Loans by
delivering a Money Market Quote Request to the Administrative Agent, not later than 10:00 a.m. Providence, Rhode Island time (x) four (4) Banking Days prior to the date of the proposed Money Market Loan in the case of a LIBOR Auction or (y) one (1) Banking Day prior to the date of the proposed Money Market Loan in the case of a proposed Set Rate Auction (or, in any such case, such other time and date as the Borrower and the Administrative Agent, with the consent of the Required Banks, may agree). The Borrower may request offers to make both LIBOR Market Loans and Set Rate Loans and an aggregate of up to four different Interest Periods in a single notice (for which purpose Interest Periods in different lettered clauses of the definition of the term "Interest Period" shall be deemed to be different Interest Periods even if they are coterminous); provided that the request for each separate Interest Period shal be deemed a separate Money Market Quote Request for a separate Borrowing (a "Money Market Borrowing"). Each such notice shall be substantially in the form of Exhibit D-1 or D-2 hereto (as applicable) and shall specify as to each Money Market
Borrowing:

                                    (A) the proposed date of such Borrowing,
which shall be a Banking Day;

                                    (B) the aggregate amount of such Money
Market Borrowing, which shall be at least $5,000,000 (or a higher integral multiple of $1,000,000) but which shall not cause the limits in clause (b)(i) above to be violated;

                                    (C) the Interest Period applicable thereto;

                                    (D) whether the Money Market Quote Request
requested for a particular Interest Period are seeking quotes for LIBOR Market Loans or Set Rate Loans; and

                                    (E) if the Money Market Quote Requests are
seeking quotes for Set Rate Loans, the date on which the Money Market Quotes are to be submitted if it is before the proposed date of Borrowing (the date on which such Money Market Quotes are to be submitted is called the "Quotation Date").

                         Except as otherwise provided in this clause (b)(ii),
no Money Market Quote Request shall be given within five (5) Banking Days (or such other number of days as the Borrower and the Administrative Agent, with the consent of the Required Banks, may agree) of any other Money Market Quote Request.

                         (iii) (A) Any Bank that elects, in its sole discretion,
to do so shall irrevocably offer to make one or more Money Market Loans in response to any Money Market Quote Request; provided that, if the Borrower's request under clause (b)(ii) above specified more than one Interest Period, such Bank may make a single submission containing one or more Money Market Quotes for each such Interest Period. Each such Money Market Quote must be submitted to the Administrative Agent, before (x) 2:00 p.m. Providence, Rhode Island time on the fourth Banking Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) 10:00 a.m. Providence, Rhode Island time on the Quotation Date, in the case of a Set Rate Auction (or, in any such case, such other time and date as the Borrower and the Administrative Agent, with the consent of the Required Banks, may agree); provided that any Money Market Quote may be submitted by the Administrative Agent in its role as a Bank (or its applicable Lending Office) only if the Administrative Agent (or such applicable Lending Office) notifies the Borrower of the terms of the offer contained therein not later than (x) 1:45 p.m. Providence, Rhode Island time on the fourth Banking Day prior to the proposed date of the Borrowing, in the case of a LIBOR Market Loan or (y) 9:45 a.m. Providence, Rhode Island time on the Quotation Date, in the case of a Set Rate Loan. Subject to Sections 3.2(b), 3.3, 4.2 and 9.2, any Money Market Quote so made shall be irrevocable except with the consent of the Administrative Agent given on the instructions of the Borrower.

                               (B) Each Money Market Quote shall be
substantially in the form of Exhibit C-1 or C-2 hereto (as applicable) and shall specify:

                                    (1) the proposed date of the Borrowing and
the Interest Period therefor;

                                    (2) the principal amount of the Money Market
Loan for which such quote is being made, which principal amount shall be at least $5,000,000 (or a higher integral multiple of $1,000,000); provided, that the aggregate principal amount of all Money Market Loans for which a Bank submits Money Market Quotes (x) may not be greater than the Commitment of such Bank and (y) may not exceed the principal amount of the Money Market Borrowing for a particular Interest Period for which quotes were requested;

                                    (3) in the case of a LIBOR Auction, the
margin above or below the applicable Eurodollar Rate (the "LIBO Margin") offered for each such Money Market Loan, expressed as a percentage (quoted to the nearest 1/10,000th of 1%) to be added to or subtracted from the applicable Eurodollar Rate;

                                    (4) in the case of a Set Rate Loan, the rate
of interest per annum (quoted to the nearest 1/10,000th of 1%) offered for each such Money Market Loan (the "Money Market Rate"); and

                                    (5) the identity of the quoting Bank.

                               (C) No Money Market Quote shall contain
qualifying, conditional or similar language or propose terms other than or in addition to those set forth in the applicable Money Market Quote Request and, in particular, no Money Market Quote may be conditioned upon acceptance by the Borrower of all (or some specified minimum) of the principal amount of the Money Market Loan for which such Money Market Quote is being made, provided that the submission by any Bank containing more than one Money Market Quote may be conditioned on the Borrower not accepting offers contained in such submission that would result in such Bank making Money Market Loans pursuant thereto in excess of a specified aggregate amount (the "Money Market Loan Limit").

                         (iv) The Administrative Agent shall (x) in the case of
a Set Rate Auction, as promptly as practicable after a Money Market Quote is submitted (but in any event not later than 10:15 a.m. Providence, Rhode Island time on the Quotation Date) or (y) in the case of a LIBOR Auction, by 4:00 p.m. Providence, Rhode Island time on the day a Money Market Quote is submitted, notify the Borrower of the terms (A) of any Money Market Quote that is in accordance wit clause (iii) above and (B) of any Money Market Quote that amends, modifies or is otherwise inconsistent with a previous Money Market Quote submitted by the same Bank with respect to the same Money Market Quote Request. Any such subsequent Money Market Quote shall be disregarded unless such subsequent Money Market Quote is submitted solely to correct a manifest error in such former Money Market Quote. The Administrative Agent's notice to the Borrower shall specify (A) the aggregate principal amount of th Money Market Borrowing for which quotes have been received, (B) the respective principal amounts and LIBO Margins or Money Market Rates, as the case may be, so offered by each Bank (identifying the Bank that made each Money Market Quote) and (C) such other terms as are required by clause (iii) (C) above.

                         (v) Not later than 11:00 a.m. Providence, Rhode Island
time on (x) the third Banking Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) the Quotation Date, in the case of a Set Rate Auction (or, in any such case, such other time and date as the Borrower and the Administrative Agent, with the consent of the Required Banks, may agree), the Borrower shall notify the Administrative Agent of its acceptance or nonacceptance of the offers so notified to it pursuant to clause (iv) above pursuant to a Money Market Confirmation (which shall be substantially in the form of Exhibit B and specify the aggregate principal amount of offers from each Bank for each Interest Period that are accepted, it being understood that the failure of the Borrower to give such notice by such time shall constitute nonacceptance) and the Administrative Agent shall promptly notify each affected Bank. The notice from the Administrative Agent shall also specify the aggregate principal amount of offers for each Interest Period that were accepted and the lowest and highest LIBO Margins and Money Market Rates that were accepted for each Interest Period. The Borrower may accept any Money Market Quote in whole or in part (provided that any Money Market Quote accepted in part from any Bank shall be in an integral multiple of $1,000,000, subject to the provisions of clause (vi) below); provided that:

                               (A) the aggregate principal amount of each Money
Market Loan may not exceed the applicable amount set forth in the related Money Market Quote Request;

                               (B) the aggregate principal amount of each Money
Market Loan shall be at least $5,000,000 (or a higher integral multiple of $1,000,000) but shall not cause the limits specified in clause (i) above to be violated;

                               (C) acceptance of offers may, subject to clause
(E) below, be made only in ascending order of LIBO Margins or Money Market Rates, as the case may be, in each case beginning with the lowest rate so offered;

                               (D) the Borrower may not accept any offer where
the Administrative Agent has advised the Borrower that the offer fails to comply with clause (iii)(B) above or otherwise fails to comply with the terms of this Agreement (including, without limitation, clause (i) above); and

                               (E) the aggregate principal amount of each Money
Market Borrowing from any Bank may not exceed any applicable Money Market Loan Limit of such Bank and the aggregate principal amount of all outstanding Money Market Loans of any Bank may not exceed at any time the Commitment of such Bank.

                         (vi) If offers are made by two or more Banks with the
same LIBO Margins or Money Market Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which offers are accepted for the related Interest Period, the principal amount of Money Market Loans in respect of which such offers are accepted shall be allocated by the Borrower among such Banks as nearly evenly as possible (in integral multiples of $1,000,000) in proportion to the aggregate principal amount of such offers; provided that, if such calculation would otherwise result in allocations to any such Banks that would not be integral multiples of $1,000,000 and such allocations are equidistant from the nearest integral multiple of $1,000,000, the Borrower shall have the discretion to arbitrarily round up to the nearest $1,000,000 for certain Bank(s) and round down to the nearest $1,000,000 for certain other Bank(s). Determinations by the Borrower as to the amounts of Money Market Loans shall be conclusive absent manifest error.

                         (vii) Each Bank which is to make a Money Market Loan
shall, before 1:00 p.m. Providence, Rhode Island time on the date of the proposed Money Market Loan specified in the Money Market Quote Request applicable thereto, make available to the Administrative Agent at the Principal Office the amount of Money Market Loans to be made by such Bank, in immediately available funds. The Administrative Agent will make such funds available to the Borrower as soon a practicable on such date at the Principal Office.

                         (viii) The aggregate principal amount of all
outstanding Money Market Loans of any Bank may not exceed at any time the Commitment of such Bank, and each Bank shall remain responsible for its respective Commitment Percentage of Revolving Loans; provided that, effect shall be given to the principal amount of any Money Market Loans in determining the availability to the Borrower of the aggregate principal Commitment amount for Revolving Loans pursuant to Section 2.1(b).


         Section 2.5. Prepayments and Conversions.

                         (a) Mandatory Prepayments and Conversions.

                         (i) Application of Net Cash Proceeds.

                         (A) If the Borrower, or any of its Subsidiaries, shall
receive any Net Cash Proceeds resulting from any sale or other disposition by the Borrower or any Subsidiary of any assets (except as permitted by Sections
7.7 (a) - (d)), then the amount equal to 75% of the Net Cash Proceeds of such sale; or

                         (B) if the Borrower, or any of its Subsidiaries, shall
receive any Net Cash Proceeds resulting from any private placement debt pursuant to that certain Note Purchase Agreement, dated as of March 9, 1998, between the Borrower and the Purchaser named therein, then the amount which equals 100% of such Net Cash Proceeds ; or


                         (C) if the Borrower, or any of its Subsidiaries, shall
receive any Net Cash Proceeds obtained under any insurance policy covering any property of the Borrower or any Subsidiary, to the extent that such proceeds are not otherwise utilized by the Borrower (or the relevant Subsidiary) to replace, repair, enhance or alter the damaged property covered by such insurance proceeds, then an amount equal to 100% of such Net Cash shall be applied (1) first, to the then outstanding amount of any Revolving Loans based on a Variable Rate payable within three (3) days of receipt, (2) second, to any other outstanding amounts due under the Revolving Loans, payable on the last day of any relevant Interest Period, (3) third, to the then outstanding amounts due under the Money Market Loans, on a pro rata basis to the extent that more than one Money Market Loan remains outstanding, payable on the last day of any relevant Interest Period, and (4) last, to any other amounts which remain outstanding hereunder; provided, however, that during the existence of a Payment Default or Event of Default, at the request of the Administrative Agent as directed by the Required Banks, 100% of any Net Cash Proceeds shall be due and payable in accordance this Section 2.5 (a)(i).

                         (ii) Reduction or Termination Pursuant to Section 2.7.
At any time that the Borrower shall exercise its right to reduce or terminate the unused portion of the aggregate Commitments under Section 2.7, and the aggregate outstanding principal amount of Revolving Loans exceeds the proposed aggregate Commitment amount after such reduction or termination (the "New Commitment Amount"), then the Borrower shall prepay such amounts as necessary to reduce the outstanding principal amount of the Revolving Loans to an amount equal to the New Commitment Amount, as provided in and in the manner set forth in Section 2.7, and the Borrower shall compensate the Banks as provided in
Section 3.5. All such prepayments shall be applied in the order set forth in
Section 2.5(a)(i).

                         (iii) Currency Fluctuation Prepayments. If at any time
that all or a portion of the Revolving Loans are denominated in an Alternative Currency, the Dollar Equivalent of such Alternative Currency Loans, taken together with any remaining outstanding principal amount of the Revolving Loans denominated in Dollars, exceed the aggregate principal Commitment amount, then the Borrower shall prepay, on the last day of the relevant Interest Period for such Revolving Loans, the principal amount (in the relevant Alternative Currency) necessary to cause the aggregate principal Revolving Loan amount outstanding hereunder to be no greater than the aggregate Commitment amount allowed under this Agreement in Dollars. Failure of the Borrower to prepay such amounts when due shall result in a Payment Default and the outstanding principal amounts due shall bear interest at the applicable Default Rate.

                         (iv) Conversion. At any time that the Default Rate
shall apply to outstanding amounts due under the Revolving Loans denominated in an Alternative Currency and the Eurodollar Rate is unavailable hereunder, or any Loans shall be determined to be "Affected Loans" pursuant to Section 3.4 and the Eurodollar Rate is unavailable hereunder, then, on the last day of the applicable Interest Period for such outstanding amounts due under any Revolving Loan denominated in an Alternative Currency, such Loan shall be converted from such Alternative Currency to Dollars based upon the Spot Exchange Rate for such Alternative Currency, and such outstanding amount of the Revolving Loan shall be converted to a Variable Rate Loan bearing interest at the applicable Default Rate; provided that an Affected Loan so converted shall bear interest as provided in Section 3.4.

                         (b) Optional Prepayments and Conversions.

                         (i) The Borrower shall have the right to make
prepayments of principal, or to convert one type of Revolving Loan into another type of Revolving Loan or to convert Eurodollar Loans denominated in one currency to Eurodollar Loans denominated in another currency, at any time or from time to time; provided that: (A) the Borrower shall give the Administrative Agent notice of each such prepayment or conversion as provided in Section 2.8;
(B) unless the Borrower compensates the Banks as provided in Section 3.5, Eurodollar Loans may be prepaid or converted only on the last day of an Interest Period for such Loans; and (C) LIBO Rate Loans will not be available for Interest Periods commencing at any time that a Payment Default or Event of Default is in existence.

                         (ii) Notwithstanding any other provision of this
Agreement to the contrary, the Borrower shall not have the right to prepay the principal amount of any Money Market Loan unless the Borrower compensates the Bank making such Money Market Loan pursuant to Section 3.5.


         Section 2.6. Interest Periods; Renewals.

                         (a) In the case of each Eurodollar Loan and each Money
Market Loan, the Borrower shall select an Interest Period of any duration in accordance with the definition of Interest Period in Section 1.1, subject to the following limitations: (i) no Interest Period may extend beyond the Termination Date; (ii) notwithstanding clause (i) above, no Interest Period shall have a duration less than one month (in the case of a LIBO Rate Loan) or seven (7) days (in the case of a Set Rate Loan), and if any such proposed Interest Period would otherwise be for a shorter period, such Interest Period shall not be available;
(iii) if an Interest Period would end on a day which is not a Banking Day, such Interest Period shall be extended to the next Banking Day, unless such Banking Day would fall in the next calendar month in which event such Interest Period shall end on the immediately preceding Banking Day; (iv) no more than eight (8) Interest Periods for both Revolving Loans and Money Market Loans may be outstanding at any one time; and (v) Eurodollar Loans and Money Market Loans will not be available for Interest Periods commencing at any time that a Payment Default or Event of Default is in existence.

                         (b) Upon notice to the Administrative Agent as provided
in Section 2.8, the Borrower may renew any Eurodollar Loan on the last day of the Interest Period therefor as the same type of Loans with an Interest Period of the same or different duration in accordance with the limitations provided above. If the Borrower shall fail to give notice to the Administrative Agent of such a renewal, (i) in the case of a Eurodollar Loan denominated in Dollars, such Eurodollar Loan shall automatically become a Variable Rate Loan on the last day of the current Interest Period, and (ii) in the case of a Eurodollar Loan denominated in an Alternative Currency, such Eurodollar Loan shall automatically become a Eurodollar Loan denominated in the same Alternative Currency having an Interest Period of one month; provided that the foregoing shall not prevent the conversion of any type of Eurodollar Loan into another type of Loan in accordance with Section 2.5.

         Section 2.7. Changes of Commitments. The Borrower shall have the right to reduce or terminate the amount of unused Commitments at any time or from time to time, provided that: (a) the Borrower shall give notice of each such reduction or termination to the Administrative Agent as provided in Section 2.8; and (b) each partial reduction shall be in an aggregate amount at least equal to $500,000 and integral multiples of $100,000 in excess thereof. The Commitments once reduced or terminated may not be reinstated.

         Section 2.8. Certain Notices. Notices by the Borrower to the Administrative Agent of each Borrowing pursuant to Section 2.4(a), and each prepayment or conversion pursuant to Section 2.5 and each renewal pursuant to
Section 2.6(b), and each reduction or termination of the Commitments pursuant to
Section 2.7 shall be irrevocable and shall be effective only if received by the Administrative Agent not later than 12:00 noon Providence, Rhode Island time, and (a) in the cas of Borrowings and prepayments of, conversions into and (in the case of Eurodollar Loans) renewals of (i) Variable Rate Loans, given one (1) Banking Day prior thereto; and (ii) Eurodollar Loans, given three (3) Banking Days prior thereto; and (b) in the case of reductions or termination of the Commitments, given three Banking Days prior thereto. Each such notice shall specify the Loans to be borrowed, prepaid, converted or renewed and the amount (subject to Sections 2.7 and 2.9) and type of the Loans to be borrowed, or converted, or prepaid or renewed (and, in the case of a conversion, the type of Loans to result from such conversion and, in the case of a Eurodollar Loan, the Interest Period and currency therefor) and the date of the Borrowing or prepayment, or conversion or renewal (which shall be a Banking Day). Each such notice of reduction or termination shall specify the amount of the Commitments to be reduced or terminated. The Administrative Agent shall promptly notify the Banks of the contents of each such notice.

         Section 2.9. Minimum Amounts. Except for Borrowings which exhaust the full remaining amount of the Commitments, prepayments or conversions which result in the prepayment or conversion of all Revolving Loans of a particular type or conversions made pursuant to Section 3.4, each Borrowing, prepayment, conversion and renewal of principal of Revolving Loans of a particular type and of a particular currency, as applicable, shall be in an amount at least equal to $500,000 (or the Dollar Equivalent in the case of Revolving Loans, as applicable) and integral multiples of $100,000 (or the Dollar Equivalent in the case of Revolving Loans, as applicable) in excess thereof in the aggregate for all Banks (Borrowings, prepayments, conversions or renewals of or into Loans of different types or, in the case of Eurodollar Loans, having different Interest Periods at the same time hereunder to be deemed separate Borrowings, prepayments, conversions and renewals for the purposes of the foregoing, one for each type of Interest Period). Anything in this Agreement to the contrary notwithstanding, the aggregate principal amount of Eurodollar Loans having concurrent Interest Periods shall be at least equal to $1,000,000 in the aggregate.

         Section 2.10. Interest.

                         (a) Interest shall accrue on the outstanding and unpaid
principal amount of each Revolving Loan for the period from and including the date of such Revolving Loan to but excluding the date such Loan is due at the following rates per annum: (i) for a Variable Rate Loan, at a variable rate per annum equal to the Variable Rate and (ii) for a Eurodollar Loan, at a fixed rate equal to the Eurodollar Rate plus the applicable Margin. If the principal amount of any Revolving Loan and any other amount payable by the Borrower hereunder or under the Notes shall not be paid when due (at stated maturity, by acceleration or otherwise), interest shall accrue on such amount to the fullest extent permitted by law from and including such due date to but excluding the date such amount is paid in full at the Default Rate.

                         (b) The interest rate on each Variable Rate Loan shall
change when the Variable Rate changes and interest on each such Loan shall be calculated on the basis of a year of (i) 365 (or, in the case of a leap year, 366) days for the actual number of days elapsed if the Prime Rate is the index actually utilized for such Loans and (ii) 360 days for the actual number of days elapsed if the Federal Funds Rate is the index actually utilized for such Loans. Interest on each Eurodollar Loan shall be calculated on the basis of a year of 360 days for the actual number of days elapsed. Promptly after the determination of any interest rate provided for herein or any change therein, the Administrative Agent shall notify the Borrower and the Banks thereof.

                         (c) Accrued interest shall be due and payable in
arrears in Dollars, or the relevant Alternative Currency, if applicable, upon any payment of principal or conversion and (i) for each Variable Rate Loan, on the last day of each March, June, September and December, commencing the first such date after such Loan; and (ii) for each Eurodollar Loan, on the last day of the Interest Period with respect thereto and, in the case of an Interest Period greater than three months, at three-month intervals after the first day of such Interest Period; provided that interest accruing at the Default Rate shall be due and payable from time to time on demand of the Administrative Agent.

                         (d) The Borrower shall pay interest on the unpaid
principal amount of each Money Market Loan made to the Borrower from the date of such Money Market Loan to the stated maturity date thereof, at the rate of interest determined pursuant to Section 2.4(b) (calculated on the basis of a 360-day year for actual days elapsed), payable on the last day of the Interest Period with respect thereto and, in the case of an Interest Period greater than three months, at three month intervals after the first day of such Interest Period; provided that interest accruing at the Default Rate shall be due and payable from time to time on demand of the Administrative Agent. If all or a portion of the principal amount of any Money Market Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue principal amount shall, without limiting any rights of any Bank under this Agreement, bear interest from the date on which such payment was due until paid in full at the Default Rate.

         Section 2.11. Fees.

                         (a) The Borrower shall pay to the Administrative Agent
for the account of each Bank a facility fee on the daily average Commitment (used and unused) of such Bank for the period from and including the date hereof to the earlier of the date the Commitments are terminated in full or the Termination Date at a rate per annum equal to the applicable rate set forth in
Section 2.14, calculated on the basis of a year of 360 days for the actual number of days elapsed. The accrued facility fee shall be due and payable, in Dollars, in arrears upon any reduction or termination of the Commitments and on the last day of each March, June, September and December, commencing on the first such date after the Closing Date.

                         (b) The Borrower shall pay to the Administrative Agent
as compensation for its services hereunder an annual nonrefundable agency fee in the amount of $10,000. The agency fee shall be due and payable on the Closing Date and on each anniversary thereof during the term of this Agreement.

                         (c) The Borrower shall pay to the Administrative Agent
a fee of $250 each time the Borrower delivers a Money Market Quote Request to the Administrative Agent.

         Section 2.12. Payments Generally. All payments under this Agreement or the Notes shall be made in Dollars (except that payments (including payments of principal and interest) on Eurodollar Loans denominated in an Alternative Currency shall be made in such Alternative Currency) in immediately available funds not later than 1:00 p.m. Providence, Rhode Island time on the relevant dates specified herein (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Banking Day) to the Administrative Agent's account number 9361362358 maintained at its Lending Office for the account of the applicable Lending Office of each

Bank. The Administrative Agent may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the Borrower with the Administrative Agent. The Borrower shall, at the time of making each payment under this Agreement or the Notes, specify to the Administrative Agent the principal or other amount payable by the Borrower under this Agreement or the Notes to which such payment is to be applied (and in the event that it fails to so specify, or if a Default or Event of Default has occurred and is continuing, the Administrative Agent may apply such payment as it may elect in its sole discretion (subject to Section 10.16)). If the due date of any payment under this Agreement or the Notes would otherwise fall on a day which is not a Banking Day, such date shall be extended to the next succeeding Banking Day and interest shall be payable for any principal so extended for the period of such extension. Each payment received by the Administrative Agent hereunder or under any Note for the account of a Bank shall be paid promptly to such Bank, in immediately available funds, for the account of such Bank's Lending Office.

         Section 2.13. Margin. The Margin that will apply to each Eurodollar Loan is set forth below and is based upon the Borrower's Adjusted Leverage Ratio as at the end of the Borrower's most recent fiscal quarter, as calculated in accordance with Section 8.2:

                                                              Margin
                                                         Eurodollar Loans
        Adjusted Leverage Ratio                           (Basis Points)
        -----------------------                           --------------

Greater than or equal to 2.50                                  45.0
Greater than or equal to 2.00, but less than 2.5               37.5
Greater than or equal to 1.50, but less than 2.00              30.0
Greater than or equal to 1.00, but less than 1.50              27.5
Less than 1.00                                                 22.5


         Margin adjustments resulting from such calculations shall become effective on the Banking Day following the date that such calculations are received by the Administrative Agent after delivery in accordance with Section
6.8. In the event that the Borrower fails to timely deliver such calculations in accordance with Section 6.8, and no other Default or Event of Default shall have occurred or be continuing, then the Margin for such Eurodollar Loan shall remain at the rate existing on such Loan one Banking Day prior to the date such calculations should have been delivered until such time (the "Interim Period") as the Borrower delivers such calculations to the Administrative Agent. If, however, upon receipt of the calculations due under Section 6.8, the Administrative Agent, in its sole discretion, determines that the Margin during the Interim Period should have been an amount greater than the existing Margin during the Interim Period, then the Borrower shall pay to the Administrative Agent for the account of the Banks (upon notification by the Administrative Agent of such error) the amount representing the difference between the amount of interest on the outstanding principal calculated at the Margin that should have been applied during the Interim Period and the amount which represents the interest on the outstanding principal calculated at the Margin actually applied during the Interim Period. Notwithstanding the foregoing, the Borrower's failure to deliver the calculations require hereunder shall continue to be a default under this Agreement until cured and the Administrative Agent shall continue to have all of its rights pursuant to Section 9.1(c), and the Banks shall continue to have all of their respective rights pursuant to Section 9.2.

         Section 2.14. Facility Fee Rate.

                         (a) The per annum facility fee rate that the Borrower
shall use to calculate the facility fee that is payable pursuant to Section 2.11(a) is set forth below and is based upon the Borrower's Adjusted Leverage Ratio as at the end of the Borrower's most recent fiscal quarter, as calculated in accordance with Section 8.2:


                                                         Facility Fee Rate
        Adjusted Leverage Ratio                           (Basis Points)
        -----------------------                           --------------

Greater than or equal to 2.5                                   30.0
Greater than or equal to 2.00, but less than 2.50              25.0
Greater than or equal to 1.50, but less than 2.00              20.0
Greater than or equal to 1.00, but less than 1.50              15.0
Less than 1.0                                                  12.5


         Facility fee rate adjustments resulting from such calculations shall become effective on the Banking Day following the date that such calculations are received by the Administrative Agent after delivery in accordance with
Section 6.8. In the event that the Borrower fails to timely deliver such calculations in accordance with Section 6.8, and no other Default or Event of Default shall have occurred or be continuing, then the facility fee rate shall remain at the rate existing one Banking Day prior to the date the calculations should have been delivered until such time (the "Interim Period") as the Borrower delivers such calculations to the Administrative Agent. If, however, upon receipt of the calculations due under Section 6.8, the Administrative Agent, in its sole discretion, determines that the facility fee rate during the Interim Period should have been an amount greater than the existing rate during the Interim Period, then the Borrower shall pay to the Administrative Agent for the account of the Banks (upon notification by the Administrative Agent of such error) the amount representing the difference between the amount of the facility fee calculated at the rate that should have been applied during the Interim Period and amount which represents the facility fee calculated at the rate actually applied during the Interim Period. Notwithstanding the foregoing, the Borrower's failure to deliver the calculations required hereunder shall continue to be a default under this Agreement until cured and the Administrative Agent shall continue to have all of its rights pursuant to Section 9.1(c), and the Banks shall continue to have all of their respective rights pursuant to Section 9.2 .

                         (b) The facility fee payable under Section 2.11(a)
shall be calculated by applying the average daily facility fee rate to the average daily aggregate Commitments (used or unused).


         Section 2.15. Interest Rate Protection. The Borrower may enter into Interest Rate Protection Agreements with any of the Banks so long as no Default or Event of Default would result therefrom, including any violation of any of the covenants contained in Article 8 on a pro forma basis based upon the most recent calculations delivered to the Agent and the Banks in accordance with
Section 6.8. The Borrower will provide the other Banks with certified photocopies of the documents evidencing any Interest Rate Protection Agreement entered into by the Borrower promptly following their execution. The obligations of the Borrower to a Bank (but not to any other bank or other financial institution that is not a "Bank" hereunder) under such Interest Rate Protection Agreements will automatically constitute obligations of the Borrower under this Agreement.


                  ARTICLE 3. YIELD PROTECTION; ILLEGALITY; ETC.


         Section 3.1. Additional Costs.

                         (a) The Borrower shall pay directly to each Bank from
time to time on demand such amounts as such Bank may determine to be necessary to compensate it for any increased costs which such Bank determines are attributable to its making or maintaining any Loans under this Agreement or its Notes or its obligation to make any such Loans hereunder, or any reduction in any amount receivable by such Bank hereunder in respect of any such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change which: (i) changes the basis of taxation of any amounts payable to such Bank under this Agreement or its Notes in respect of any of such Loans (other than (x) franchise taxes and taxes imposed on the overall income of such Bank or of its Lending Office for any of such Loans by the jurisdiction in which such Bank is organized, has its principal office or such Lending Office or any political subdivision thereof or therein and (y) withholding taxes imposed by the United States); or (ii) imposes or modifies any reserve, special deposit, deposit insurance or assessment, minimum capital, capital ratio or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Bank (including any of such Loans or any deposits referred to in the definition of "Eurodollar Base Rate" in Section 1.1); or (iii) imposes any other condition affecting this Agreement or its Notes (or any of such extensions of credit or liabilities). Each Bank will notify the Borrower of any event occurring after the date of this Agreement which will entitle such Bank to compensation pursuant to this Section 3.1(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, provided, that, failure by any Bank or the Administrative Agent to give the Borrower such notice (which notice shall be provided within 90 days after the repayment of the Loans and the termination of the Commitments) shall not relieve the Borrower of its obligation to compensate such Bank or the Administrative Agent hereunder. If any Bank requests compensation from the Borrower under this Section 3.1(a) the Borrower may, by notice to such Bank (with a copy to the Administrative Agent), require that such Bank's Loans of the type with respect to which such compensation is requested be converted in accordance with Section 3.4.

                         (b) Without limiting the effect of the foregoing
provisions of this Section 3.1, in the event that, by reason of any Regulatory Change, any Bank either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Bank which includes deposits by reference to which the interest rate on LIBO Rate Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Bank which includes LIBO Rate Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if such Bank so elects by notice to the Borrower (with a copy to the Administrative Agent), the obligation of such Bank to make or renew, and to convert Loans of any other type into, Loans of such type hereunder shall be suspended until the date such Regulatory Change ceases to be in effect (and all Loans of such type held by such Bank then outstanding shall be converted in accordance with Section 3.4).

                         (c) Without limiting the effect of the foregoing
provisions of this Section 3.1 (but without duplication), the Borrower shall pay directly to each Bank from time to time on request such amounts as such Bank may determine to be necessary to compensate such Bank for any costs which it determines are attributable to the maintenance by it or any of its affiliates pursuant to any law or regulation of any jurisdiction or any interpretation, directive or request (whether or not having the force of law and whether in effect on the date of this Agreement or thereafter) of any court or governmental or monetary authority of capital in respect of its Loans hereunder or its obligation to make Loans hereunder (such compensation to include, without limitation, an amount equal to any reduction in return on assets or equity of such Bank to a level below that which it could have achieved but for such law, regulation, interpretation, directive or request). Each Bank will notify the Borrower if it is entitled to compensation pursuant to this Section 3.1 as promptly as practicable, or within 90 days after the repayment of the Loans and the termination of the Commitments, after it determines to request such compensation.

                         (d) Determinations and allocations by a Bank for
purposes of this Section 3.1 of the effect of any Regulatory Change pursuant to subsections (a) or (b), or of the effect of capital maintained pursuant to subsection (c), on its costs of making or maintaining Loans or its obligation to make Loans, or on amounts receivable by, or the rate of return to, it in respect of Loans or such obligation, and of the additional amounts required to compensate such Bank under this Section 3.1, shall be conclusive absent manifest error, provided that such determinations and allocations are made on a reasonable basis.


         Section 3.2. Limitation on Types of Loans. Anything herein to the contrary notwithstanding, if:

                         (a) the Administrative Agent determines (which
determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of "Eurodollar Base Rate" in
Section 1.1 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for any type of LIBO Rate Loans as provided in this Agreement; or

                         (b) the Required Banks determine (or any Bank that has
outstanding a Money Market Quote with respect to a LIBOR Market Loan determines) (which determination shall be conclusive) and notify (or notifies) the Administrative Agent that the relevant rates of interest referred to in the definition of "Eurodollar Base Rate" in Section 1.1 upon the basis of which the rate of interest for any type of LIBO Rate Loans is to be determined do not adequately cover the cost to the Banks (or to such Bank) of making or maintaining such Loans; or

                         (c) in the case of Eurodollar Loans denominated in an
Alternative Currency, any Bank shall determine (which determination shall be conclusive) and notify the Administrative Agent that the relevant Alternative Currency is not available in the relevant amounts or for the relevant period, or that a change in national or international controls or events has occurred which would, in the opinion of such Bank, make it impracticable for such Bank to make, fund or maintain its Eurodollar Loans to be made in such Alternative Currency or for the Borrower to pay the principal of or interest on such Eurodollar Loans as provided in this Agreement;

then the Administrative Agent shall give the Borrower and each Bank prompt notice thereof, and so long as such condition remains in effect, the Banks shall be under no obligation to make or renew Loans of such type or to convert Loans of any other type into Loans of such type and the Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Loans of the affected type, either prepay such Loans or convert such Loans into another type of Loans in accordance with Section 2.5.

         Section 3.3. Illegality. Notwithstanding any other provision in this Agreement, in the event that it becomes unlawful for any Bank or its Lending Office to (a) honor its obligation to make or renew LIBO Rate Loans hereunder or convert Loans of any type into Loans of such type, or (b) maintain Eurodollar Loans in any currency hereunder, or convert Eurodollar Loans in a different currency to Eurodollar Loans in such currency, then such Bank shall promptly notify the Borrower thereof (with a copy to the Administrative Agent) and such Bank's obligation to make or renew Eurodollar Loans and to convert other types of Revolving Loans into Revolving Loans of such type hereunder shall be suspended until such time as such Bank may again make, renew, or convert and maintain such affected Loans and such Bank's outstanding LIBO Rate Loans, as the case may be, shall be converted in accordance with Section 3.4, and such Bank shall no longer be obligated to make any LIBOR Market Loan that it has offered to make.

         Section 3.4. Certain Conversions Pursuant to Sections 3.1 and 3.3. If the Loans of any Bank of a particular type (Loans of such type being herein called "Affected Loans" and such type being herein called the "Affected Type") are to be converted pursuant to Section 3.1 or 3.3, such Bank's Affected Loans shall be automatically converted into Variable Rate Loans on the last day(s) of the then current Interest Period(s) for the Affected Loans (or, in the case of a conversion required by Section 3.1(b) or 3.3, on such earlier date as such Bank may specify to the Borrower with a copy to the Agent) and, unless and until such Bank gives notice as provided below that the circumstances specified in Section
3.1 or 3.3 which gave rise to such conversion no longer exist:

                         (a) to the extent that such Bank's Affected Loans have
been so converted, all payments and prepayments of principal which would otherwise be applied to such Bank's Affected Loans shall be applied instead to its Variable Rate Loans; and

                         (b) all Loans (other than Money Market Loans) which
would otherwise be made or renewed by such Bank as Loans of the Affected Type shall be made instead as Variable Rate Loans and all Loans of such Bank which would otherwise be converted into Loans of the Affected Type shall be converted instead into (or shall remain as) Variable Rate Loans.

         Notwithstanding any conversion pursuant to this Section 3.4, the Borrower shall nevertheless be liable to pay to any Bank the compensation requested under Section 3.1 for any such costs incurred up to the date of conversion.

                        If any Bank gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.1 or 3.3 which gave rise to the conversion of such Bank's Affected Loans pursuant to this
Section 3.4 no longer exist (which such Bank agrees to do promptly upon such circumstances ceasing to exist) at a time when Loans of the Affected Type are outstanding, such Bank's Variable Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Loans of the Affected Type to the extent necessary so that, after giving effect thereto, all Loans held by the Banks holding Loans of the Affected Type and by such Bank are held pro rata (as to principal amounts, types and Interest Periods) in accordance with their respective Commitments.

         Section 3.5. Certain Compensation. The Borrower shall pay to the Administrative Agent for the account of each Bank, upon the request of such Bank through the Administrative Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for any loss, cost or expense which such Bank determines is attributable to:

                         (a) any payment, prepayment, conversion or renewal of a
LIBO Rate Loan or a Set Rate Loan made by such Bank on a date other than the last day of an Interest Period for such Loan (whether by reason of a mandatory reduction of the Commitments, acceleration or otherwise); or

                         (b) any failure by the Borrower to borrow, convert into
or renew a LIBO Rate Loan or a Set Rate Loan to be made, converted into or renewed by such Bank on the date specified therefor in the relevant notice under
Section 2.4, 2.5 or 2.6, as the case may be.

         Without limiting the foregoing, such compensation shall include an amount equal to the excess, if any, of: (i) the amount of interest which otherwise would have accrued on the principal amount so paid, prepaid, converted or renewed or not borrowed, converted or renewed for the period from and including the date of such payment, prepayment, renewal, or conversion or failure to borrow, convert or renew to but excluding the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or renew, to but excluding the last day of the Interest Period for such Loan which would have commenced on the date specified therefor in the relevant notice) at the applicable rate of interest for such Loan provided for herein; over (ii) with respect to a LIBO Rate Loan, the amount of interest (as reasonably determined by such Bank) such Bank would have bid in the London interbank market for deposits in the relevant currencies of leading banks for amounts comparable to such principal amount and maturities comparable to such period, and with respect to a Set Rate Loan, the rate determined by such Bank to be its marginal cost of funds for commonly available liabilities issued by it on the date of such Loan for a term comparable to such Interest Period. A determination of any Bank as to the amounts payable pursuant to this Section 3.5 shall be conclusive absent manifest error.

                        ARTICLE 4. CONDITIONS PRECEDENT.

         Section 4.1. Documentary Conditions Precedent. The obligations of the Banks to make the Loans constituting the initial Borrowing are subject to the condition precedent that the Co-Agents and the Banks shall have received on or before the date of such Loans each of the following, in form and substance reasonably satisfactory to the Administrative Agent and its counsel:


                         (a) the Notes duly executed by the Borrower in the form
of Exhibits A-1 and A-2 hereto;

                         (b) the Authorization Letter duly executed by the
Borrower in the form of Exhibit E hereto;

                         (c) a favorable opinion of counsel for the Borrower,
dated the Closing Date, in substantially the form of Exhibit G;

                         (d) a certificate of the Secretary or Assistant
Secretary of the Borrower, dated the Closing Date, attesting to all corporate action taken by the Borrower, including resolutions of its Board of Directors, authorizing the execution, delivery and performance of the Facility Documents to which it is a party and each other document to be delivered pursuant to this Agreement and certifying true copies of the articles of incorporation (which shall also be certified by the secretary of state of the jurisdiction of its incorporation), by-laws and other organizational documents of the Borrower;

                         (e) a certificate of the Secretary or Assistant
Secretary of the Borrower, dated the Closing Date, certifying the names and true signatures of the officers of the Borrower authorized to sign the Facility Documents to which it is a party and the other documents to be delivered by the Borrower under this Agreement, together with an updated chart setting forth the corporate structure of the Borrower;

                         (f) a certificate of good standing for the Borrower
from the Secretary of State of each jurisdiction in which the Borrower is qualified to do business, and a certificate of good standing for each Subsidiary from the Secretary of State in each jurisdiction in which each Subsidiary is incorporated, provided that, for those Subsidiaries incorporated in a jurisdiction outside of the United States and qualified to do business outside the United States, the Borrower shall provide the Administrative Agent with a good standing certificate or a certificate or document from such foreign jurisdiction comparable to a good standing certificate acceptable to the Administrative Agent as soon as practicable after the Closing Date;

                         (g) a certificate of a duly authorized officer of the
Borrower, dated the Closing Date, stating that, to his or her knowledge, the representations and warranties in this Agreement and the other Facility Documents to which it is a party are true and correct in all material respects on such date as though made on and as of such date;

                         (h) a certificate of a duly authorized officer of the
Borrower, dated the Closing Date, stating that, to the best of his or her knowledge, no event has occurred and is continuing which constitutes a Default or Event of Default;

                         (i) the Environmental Indemnification duly signed by
the Borrower in the form of Exhibit F hereto;

                         (j) payment by the Borrower to the Administrative Agent
of the agency fee and all other expenses and fees incurred by the Administrative Agent under this Agreement, including the fees and expenses of the Administrative Agent's counsel;

                         (k) copies of key employment contracts;

                         (l) true and complete copies of debt documents as to
credit arrangements listed on Schedule 5.10, including any Subordinated Debt, to the extent not previously delivered to the Administrative Agent acting as Agent under any previously existing credit arrangements, which shall be in form reasonably satisfactory to the Banks;

                         (m) copies of hazard and liability insurance policies,
together with a certificate from a duly authorized officer certifying that
Schedule 5.22 sets forth currently existing insurance policies covering each Subsidiary of the Borrower in compliance with this Agreement;

                         (n) a payoff letter and releases from Fleet National
Bank, as Agent, and the Banks that are parties to the Borrower's Credit Agreement dated as of December 29, 1994, in form and substance satisfactory to the Administrative Agent; and

                         (o) such other documents and instruments as the
Administrative Agent or its counsel may reasonably request in connection with the execution of this Agreement and the other Facility Documents.

         Section 4.2. Additional Conditions Precedent. The obligations of the Banks to make any Revolving Loans pursuant to a Borrowing which increases the amount outstanding hereunder (including the initial Borrowing or any Borrowings made after prepayments of the Revolving Loans) and to make Borrowings to repay Money Market Loans shall be subject to the further conditions precedent that on the date of such Loans:

                         (a) the following statements shall be true:

                                    (i) the representations and warranties
contained in Article 5 herein and in any other Facility Document, are true and correct in all material respects on and as of the date of such Loan as though made on and as of such date; and

                                    (ii) no Default or Event of Default has
occurred and is continuing, or would result from such Loan; and

                                    (iii) there has been no change in the
business, management, operations, properties, prospects or condition (financial or otherwise) of the Borrower or its Subsidiaries since the Closing Date which has had, or is reasonably expected to have, a Material Adverse Effect;

                         (b) as to the initial advance only, the absence of any
change in market conditions which, in the Administrative Agent's opinion, would materially impair a financial institution's ability to fund Loans of this type;

                         (c) either (i) the Borrower shall have delivered to the
Administrative Agent a Notice of Borrowing in substantially the form of Exhibit H, or (ii) the Borrower shall have delivered to the Administrative Agent a Money Market Quote Request substantially in the form of Exhibit C-1 or C-2, as applicable; and

                         (d) the Administrative Agent shall have received such
approvals, opinions or documents as the Administrative Agent or any Bank may reasonably request.

         Section 4.3. Deemed Representations. Each Notice of Borrowing and Money Market Quote Request hereunder and acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty that the statements contained in Section 4.2(a) are true and correct both on the date of such notice and, unless the Borrower otherwise notifies the Administrative Agent prior to such Borrowing, as of the date of such Borrowing.

                   ARTICLE 5. REPRESENTATIONS AND WARRANTIES.

         The Borrower hereby represents and warrants that:

         Section 5.1. Incorporation, Good Standing and Due Qualification. Each of the Borrower and its Subsidiaries is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged, and is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required, except where the failure to so qualify has not had, and is not reasonably expected to have, a Material Adverse Effect.

         Section 5.2. Corporate Power and Authority; No Conflicts. The execution, delivery and performance by the Borrower of the Facility Documents to which it is a party have been duly authorized by all necessary corporate action and do not and will not: (a) require any consent or approval of its stockholders; (b) contravene its charter or by-laws; (c) violate any provision of, or require any filing, registration, consent or approval under, any law, rule, regulation (including, without limitation, Regulation U), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Borrower or any of its Subsidiaries; (d) result in a breach of or constitute a default or require any consent under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected;
(e) result in, or require, the creation or imposition o any Lien upon or with respect to any of the properties now owned or hereafter acquired by the Borrower or its Subsidiaries; or (f) cause the Borrower or any Subsidiary to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument, except where such contravention, violation, breach, default or Lien is not reasonably expected to have a Material Adverse Effect.

         Section 5.3. Legally Enforceable Agreements. Each Facility Document to which the Borrower is a party is, or when delivered under this Agreement will be, a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally and by equitable principles relating to availability of equitable remedies.

         Section 5.4. Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries before any court, Governmental Agency or arbitrator, which, in any one case or in the aggregate, is reasonably expected to have a Material Adverse Effect or to materially adversely affect the ability of the Borrower to perform its obligations under the Facility Documents to which it is a party.

         Section 5.5. Financial Statements. The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at December 31, 1996, as supplemented by the Borrower's Form 8-K filed with the Securities and Exchange Commission, dated October 22, 1997 (the "Form 8K"), and the related consolidated income statement and statements of cash flows and changes in stockholders' equity of the Borrower and its Consolidated Subsidiaries for the fiscal year then ended, and the accompanying footnotes, together with the opinion thereon of Arthur Andersen LLP, independent certified public accountants, and the unaudited interim consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at September 30, 1997, and the related unaudited consolidated income statement and statements of cash flows and changes in stockholders' equity for the nine month period then ended, copies of which have been furnished to each of the Banks, fairly present the financial condition of the Borrower and its Consolidated Subsidiaries as at such dates and the results of the operations of the Borrower and its Consolidated Subsidiaries for the periods covered by such statements, all in accordance with GAAP consistently applied (subject to year end adjustments in the case of the interim financial statements). As of the Closing Date, there are no liabilities of the Borrower or any of its Consolidated Subsidiaries, fixed or contingent, which are material to the Borrower and its Subsidiaries taken as a whole but are not reflected in the financial statements or in the notes thereto, other than liabilities arising in the ordinary course of business since December 31, 1996 (other than as set forth on the Form 8K). No information, exhibit or report furnished by the Borrower to the Banks in connection with the negotiation of this Agreement, as such information, exhibit or report has been amended, supplemented or superseded, contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein, in light of the circumstances when made, not materially misleading; provided, however, that in the case of any information, exhibit or report made, delivered or prepared by Persons other than the Borrower, its Subsidiaries or their agents, such representation and warranty is subject to the qualification that it is true and correct only to the knowledge of the Borrower or any of its Subsidiaries. Since December 31, 1996 (other than as set forth on the Form 8K or as otherwise disclosed by the Borrower in writing herein), there has been no material adverse change in the condition (financial or otherwise), business, management, operations, properties, or prospects of the Borrower and its Subsidiaries, taken as a whole.

         Section 5.6. Ownership and Liens. Except as otherwise provided in
Section 7.7, each of the Borrower and its Consolidated Subsidiaries has title to, or valid leasehold interests in, all of its properties and assets, real and personal, including the properties and assets, and leasehold interests, reflected in the financial statements referred to in Section 5.5 or as set forth in the most recent financial statements delivered to the Administrative Agent and the Banks pursuant to Section 6.8 , as the case may be, and none of the properties and assets owned by the Borrower or any of its Subsidiaries and none of its leasehold interests is subject to any Lien, except as disclosed in Schedule 5.6 or in such financial statements or as may be permitted hereunder.

         Section 5.7. Taxes. To the best of the Borrower's knowledge, all material tax and other information returns required to be filed by or on behalf of the Borrower and its Subsidiaries have been properly prepared, executed and filed. All material taxes, assessments, fees and other governmental charges upon the Borrower or any of its Subsidiaries or upon any of their respective properties, incomes, sales or franchises which are due and payable have been paid except for those being actively contested in good faith by the Borrower (or any such Subsidiary) by appropriate proceedings, and against which the Borrower (or any such Subsidiary) has or shall establish, segregate and maintain adequate reserve funds. None of the Borrower or its Subsidiaries knows of any proposed additional material assessment or basis for any material assessment for additional taxes (whether or not reserved against). None of the Borrower, its Subsidiaries or any of their respective consolidated return groups has at any time subsequent to such Person becoming a Subsidiary of the Borrower (or another Subsidiary), filed a consolidated tax return with any Person other than the Borrower and its Subsidiaries.

         Section 5.8. ERISA. Each Plan, and, to the best knowledge of the Borrower, each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provision of ERISA, the Code and any other applicable Federal or state law, and no event or condition is occurring or exists concerning which the Borrower would be under an obligation to furnish a report to the Banks in accordance with Section 6.8(j). As of the most recent annual valuation date preceding the Closing Date for each Plan, the present value of the accrued benefits of all participants in all Plans, computed on the basis of the assumptions used in determining the net annual pension expense for each Plan for the Plan year ending on such valuation date, as calculated in accordance with Financial and Accounting Standards Board 87, does not exceed the fair market value of the assets of all Plans by more than $1,500,000. As of the date these representations are made, for any period beginning on or after January 1, 1994, all required contributions under Section 412 of the Code or Section 302 of ERISA have been made when due to each Plan.

         Section 5.9. Subsidiaries and Ownership of Stock. Schedule 5.9 (as amended and in effect from time to time) sets forth a complete and accurate list of the Subsidiaries of the Borrower, showing the jurisdiction of incorporation or organization of each Subsidiary and showing the percentage of the Borrower's ownership of the outstanding stock or other interest of each such Subsidiary. All of the outstanding capital stock or other similar interests of each such Subsidiary has been validly issued, is fully paid and nonassessable and is owned by the Borrower free and clear of all Liens.

         Section 5.10. Credit Arrangements. Schedule 5.10 is a complete and correct list of all credit agreements, indentures, purchase agreements, guaranties (other than guaranties executed in the ordinary course of business), Capital Leases and other investments, agreements and arrangements in effect on the Closing Date, and as supplemented by the financial statements delivered to the Administrative Agent and the Banks, providing for or relating to extensions of credit or Funded Debt in excess of $1,000,000 (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) in respect of which the Borrower or any of its Subsidiaries is in any manner directly or contingently obligated; and the maximum principal or face amounts of the credit in question, outstanding and which can be outstanding, are correctly stated, and all Liens of any nature given or agreed to be given as security therefor are correctly described or indicated in such Schedule.

         Section 5.11. Operation of Business. Each of the Borrower and its Subsidiaries possesses all licenses, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, material to the conduct of their businesses substantially as now conducted and as presently proposed to be conducted, and neither the Borrower nor any of its Subsidiaries is in violation of any valid rights of others with respect to any of the foregoing, except where such violatio is not reasonably expected to have a Material Adverse Effect.

         Section 5.12. Hazardous Materials. The Borrower and each of its Subsidiaries have obtained all permits, licenses and other authorizations which are required under all Environmental Laws, except to the extent failure to have any such permit, license or authorization would not have a Material Adverse Effect. The Borrower and each of its Subsidiaries are in compliance with the terms and conditions of all such permits, licenses and authorizations, and are also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply would not have a Material Adverse Effect.

         In addition, except as set forth in Schedule 5.12 hereto (as the same may be amended by the Borrower from time to time pursuant to Section 6.8(b)):

                         (a) No notice, notification, demand, request for
information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the knowledge of the Borrower, threatened by any governmental or other entity with respect to any alleged failure by the Borrower or any of its Subsidiaries to have any permit, license or authorization required in connection with the conduct of the business of the Borrower or any of its Sub-sidiaries or with respect to any generation, treatment, storage, recycling, transportation, release or disposal, or any release as defined in 42 U.S.C.ss. 9601(22) ("Release"), of any substance regulated under Environmental Laws ("Hazardous Materials") generated by the Borrower or any of its Subsidiaries.

                         (b) Neither the Borrower nor any of its Subsidiaries
has handled any Hazardous Material, other than as a generator, on any property now or previously owned or leased by the Borrower or any of its Subsidiaries to an extent that it has, or may reasonably be expected to have, a Material Adverse Effect; and

                                    (i) no PCB is or, to the knowledge of the
Borrower, has been present at any property now or previously owned or leased by the Borrower of any of its Subsidiaries;

                                    (ii) no asbestos is or, to the knowledge of
the Borrower, has been present at any property now or previously owned or leased by the Borrower of any of its Subsidiaries;


                                    (iii) there are no underground storage tanks
for Hazardous Materials, active or abandoned, at any property now or, to the knowledge of the Borrower, previously owned or leased by the Borrower of any of its Subsidiaries; and

                                    (iv) no Hazardous Materials have been
Released, in a reportable quantity, where such a quantity has been established by statute, ordinance, rule, regulation or order, at, on or under any property now or previously owned by the Borrower of any of its Subsidiaries at the time of such ownership by the Borrower or such Subsidiary or, to the knowledge of the Borrower, at any time prior to such ownership.

                         (c) Neither the Borrower nor any of its Subsidiaries
has transported or arranged for the transportation of any Hazardous Material to any location which is listed on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), listed for possible inclusion on the National Priorities List by the Environmental Protection Agency in the Comprehensive Environmental Response and Liability Information System as provided by 40 C.F.R. 300.5 ("CERCLIS") or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against the Borrower or any of its Subsidiaries for clean-up costs, remedial work, damages to natural resources or personal injury claims, including, but not limited to, claims under CERCLA.

                         (d) No Hazardous Material generated by the Borrower or
any of its Subsidiaries has been recycled, treated, stored, disposed of or Released by the Borrower or any of its Subsidiaries at any location other than those listed in Schedule 5.12 hereto.

                         (e) No oral or written notification of a Release of a
Hazardous Material has been filed by or on behalf of the Borrower or any of its Subsidiaries and no property now or previously owned or leased by the Borrower or any of its Subsidiaries is listed or, to the knowledge of the Borrower, proposed for listing on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS or on any similar state list of sites requiring investigation or clean-up.

                         (f) There are no Liens arising under or pursuant to any
Environmental Laws on any of the real property or properties owned or leased by the Borrower or any of its Subsidiaries, and no government actions have been taken or are in process which could subject any of such properties to such Liens and neither the Borrower nor any of its Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials at any property owned by it in any deed to such property.

                         (g) There have been no environmental investigations,
studies, audits, tests, reviews or other analyses conducted by or which are in the possession of the Borrower or any of its Subsidiaries in relation to any property or facility now or previously owned or leased by the Borrower or any of its Subsidiaries which have not been made available to the Banks.

         Section 5.13. No Default on Outstanding Judgments or Orders. Each of the Borrower and its Subsidiaries has satisfied all judgments and neither the Borrower nor any of its Subsidiaries is in default with respect to any judgment, writ, injunction, decree, rule or regulation of any court, arbitrator or federal, state, municipal or other Governmental Authority, commission, board, bureau, agency or instrumentality, domestic or foreign having jurisdiction over the Borrower or its Subsidiaries, except as set forth on Schedule 5.13 (as the same may be amended or supplemented by the Borrower from time to time), except to the extent that such defaults are not reasonably expected to have a Material Adverse Effect.

         Section 5.14. No Defaults on Other Agreements. Neither the Borrower nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction which is reasonably expected to have a Material Adverse Effect or to materially adversely affect the ability of the Borrower to carry out its obligations under the Facility Documents to which it is a party. Neither the Borrower nor any of its Subsidiaries is in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party, except to the extent that such defaults are not reasonably expected to have a Material Adverse Effect.

         Section 5.15. Labor Disputes and Acts of God. Neither the business nor the properties of the Borrower or of any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), which is reasonably expected to have a Material Adverse Effect.

         Section 5.16. Governmental Regulation. Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Investment Company Act of 1940, the Interstate Commerce Act, the Federal Power Act or any statute or regulation limiting its ability to incur indebtedness for money borrowed as contemplated hereby.

         Section 5.17. Partnerships. As of the Closing Date, neither the Borrower nor any of its Subsidiaries is a partner in any partnership, except as set forth on Schedule 5.17 hereto.

         Section 5.18. No Forfeiture. Neither the Borrower nor any of its Subsidiaries is engaged in or proposes to be engaged in the conduct of any business or activity which is reasonably expected to result in a Forfeiture Proceeding and no Forfeiture Proceeding against any of them is pending or, to the knowledge of the Borrower, threatened.

         Section 5.19. Solvency.

                         (a) The present fair saleable value of the assets of
the Borrower after giving effect to all the transactions contemplated by the Facility Documents and the funding of all Commitments and Loans hereunder exceeds the amount that will be required to be paid on or in respect of the existing debts and other liabilities (including contingent liabilities) of the Borrower as they mature.

                         (b) The property of the Borrower does not constitute
unreasonably small capital for the Borrower to carry out its business as now conducted and as proposed to be conducted, including the capital needs of the Borrower.

                         (c) The Borrower does not intend to, nor does it
believe that it will, incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by the Borrower, and of amounts to be payable on or in respect of debt of the Borrower).

         Section 5.20. Subordinated Debt. As of the Closing Date, no Subordinated Debt of the Borrower exists.

         Section 5.21. Full Disclosure. All information heretofore furnished by the Borrower to the Administrative Agent or any Bank for purposes of or in connection with this Agreement or the transactions contemplated hereby is, and all such information hereafter furnished by the Borrower to the Administrative Agent or any Bank will be, true and accurate in all material respects on the date as of which such information is stated or certified. The Borrower has disclosed to the Banks in writing any and all facts, other than general economic conditions, which materially and adversely affect or may affect (to the extent the Borrower can now reasonably foresee) the business, management, operations, properties, prospects or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, or the ability of the Borrower or any of its Subsidiaries to perform their respective obligations under this Agreement or any Note.

         Section 5.22. Insurance. The Borrower maintains through financially sound and reputable insurers not related to or affiliated with the Borrower insurance with respect to its properties and business and against such liabilities, casualties and contingencies and in such types and amounts as is customary in the case of corporations engaged in the same or a similar business or having similar properties similarly situated. Schedule 5.22 sets forth a complete and correct list and brief description of all insurance currently maintained by or in respect of the Borrower, setting forth the identity of the insurance carrier, the type of coverage, the amount of coverage and the deductible. To the best of the Borrower's knowledge, there are no claims, actions, suits, or proceedings against, arising under or based upon any of such insurance policies except as set forth in Schedule 5.22 which, if determined adversely to the Borrower or any Subsidiaries, may be expected to have a Material Adverse Effect. None of the insurance policies identified on Schedule
5.22 provide for a retrospective premium adjustment or other change in compensation payable to the insurer on the basis of claim or loss experience which may be expected to have a Material Adverse Effect.

         Section 5.23. Intellectual Property. To the best of the Borrower's knowledge, each of the Borrower and its Subsidiaries owns, or is licensed or otherwise has the right to use, all the material patents, trademarks, service marks, names (trade, service, fictitious or otherwise), copyrights, technology (including but not limited to computer programs and software), processes, data bases and other rights, free from burdensome restrictions, necessary to own and operate its properties and carry on its business as presently conducted and presently planned to be conducted without conflict with the rights of others.

         Section 5.24. Millennium Dates. The computer systems of the Borrower and its Subsidiaries will function with dates of January 1, 2000 and beyond ("Millennium Dates") in the same manner as such computer systems operate with pre-Millennium Dates, including, without limitation, as relates to the input, storage, calculation, transmission, display, retrieval, processing and printing of Millennium Dates, and the computer systems will accurately and simultaneously process both pre-Millennium and Millennium Dates.

                        ARTICLE 6. AFFIRMATIVE COVENANTS.

         So long as any of the Notes shall remain unpaid or any Bank shall have any Commitment under this Agreement, the Borrower shall:

         Section 6.1. Maintenance of Existence. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence and good standing in the jurisdiction of its incorporation, and qualify and remain qualified, and cause each of its Subsidiaries to qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is required, except where the failure to so qualify is not reasonably expected to have a Material Adverse Effect.

         Section 6.2. Conduct of Business. Continue, and cause each of its Subsidiaries to continue, to engage in a business of the same general type as conducted by it on the date of this Agreement.

         Section 6.3. Maintenance of Properties. Maintain, keep and preserve, and cause each of its Subsidiaries to maintain, keep and preserve, all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so is not reasonably expected to have a Material Adverse Effect.

         Section 6.4. Maintenance of Records. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account in which complete entries will be made, reflecting all financial transactions of the Borrower and its Subsidiaries, and which will permit the preparation of financial statements in accordance with GAAP.

         Section 6.5. Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, with financially sound and reputable insurance companies or associations, insurance with respect to its properties and business and against such liabilities, casualties and contingencies and of such types and in such amounts as is customary in the case of corporations engaged in the same or similar businesses or having similar properties similarly situated, which insurance shall in any event not provide for a materially lower level of coverage than the insurance referred to in Section 5.22 in effect on the Closing Date. Further, the Borrower shall furnish to the Administrative Agent from time to time upon request, the policies under which such insurance is issued, certificates of insurance and such other information relating to such insurance as the Administrative Agent may reasonably request.

         Section 6.6. Compliance with Laws. Comply, and cause each of its Subsidiaries to comply, in all respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property, except where the failure to comply is not reasonably expected to have a Material Adverse Effect.

         Section 6.7. Right of Inspection. At any reasonable time and from time to time upon reasonable prior notice, permit the Administrative Agent or any Bank or any Co-Agent or agent or representative thereof, to examine and make copies and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any such Subsidiary with any of their respective officers and directors and the Borrower's independent accountants, and to conduct audits and appraisals of the Borrower; provided, however, that if a Default or Event of Default does not then exist and is not demonstrated by any such audit or appraisal, the Borrower will not be liable to pay for any such audit or appraisal.

         Section 6.8. Reporting Requirements. Furnish directly to the Administrative Agent and each of the Banks:

                         (a) as soon as available and in any event within 120
days after the end of each fiscal year of the Borrower, a consolidated and consolidating balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and a consolidated and consolidating income statement and statements of cash flows and changes in stockholders' equity of the Borrower and its Consolidated Subsidiaries for such fiscal year, all in reasonable detail and stating in comparative form the respective consolidated figures for the corresponding date and period in the prior fiscal year and all prepared in accordance with GAAP and accompanied by an opinion thereon reasonably acceptable to the Administrative Agent by Arthur Andersen LLP or other independent accountants of national standing selected by the Borrower;

                         (b) as soon as available and in any event within three
(3) Banking Days after filing the same with the Securities and Exchange Commission, but in no event later than 60 days after the end of each fiscal quarter of the Borrower, a true and complete copy of the Borrower's Form 10-Q, together with any amendments and/or supplements to Schedules 5.6, 5.9, 5.10, 5.12, 5.13, 5.17 and 5.22, as applicable;

                         (c) promptly upon receipt thereof, copies of any
reports, inclusive of any management letters, submitted to the Borrower or any of its Subsidiaries by independent certified public accountants in connection with examination of the financial statements of the Borrower or any such Subsidiary made by such accountants;

                         (d) as soon as available and in any event within three
(3) Banking Days after filing the same with the Securities and Exchange Commission, but in no event later than 120 days after the end of each fiscal year of the Borrower, a true and complete copy of the Borrower's Form 10-K, together with the auditor's management letter referred to in Section 6.8(c);

                         (e) as soon as available and in any event within 120
days after the end of each fiscal year of the Borrower, management's projected financial statements inclusive of a balance sheet, an income statement and a statement of cash flows (specifying key assumptions) for each upcoming fiscal year;

                         (f) simultaneously with the delivery of the annual
financial statements and the quarterly delivery of the Form 10-Q referred to Sections 6.8 (a) and (b), a certificate substantially in the form of Exhibit I of the chairman, chief financial officer or controller of the Borrower (i) certifying that to the best of his knowledge no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, and (ii) with computations demonstrating compliance with the applicable covenants contained in Articles 7 and 8;

                         (g) simultaneously with the delivery of the annual
financial statements referred to in Section 6.8(a), a certificate of the independent public accountants who audited such statements to the effect that, in making the examination necessary for the audit of such statements, they have obtained no knowledge of any condition or event which constitutes a Default or Event of Default, or if such accountants shall have obtained knowledge of any such condition or event, specifying in such certificate each such condition or event of which they have knowledge and the nature and status thereof;

                         (h) promptly after the commencement thereof, notice of
all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower or any of its Subsidiaries which, if determined adversely to the Borrower or such Subsidiary, is reasonably expected to have a Material Adverse Effect;

                         (i) as soon as possible and in any event within 10 days
after the occurrence of each Default or Event of Default a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by the Borrower with respect thereto;

                         (j) as soon as possible, and in any event within ten
days after the Borrower knows or has reason to know that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by the chief financial officer, the controller or any other senior financial officer of the Borrower setting forth details respecting such event or condition and the action, if any, which the Borrower or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by the Borrower or an ERISA Affiliate with respect to such event or condition):

                                    (i) any reportable event, as defined in
Section 4043(b) of ERISA, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code) and any request for a waiver under Section 412(d) of the Code for any Plan;

                                    (ii) the distribution under Section 4041 of
ERISA of a notice of intent to terminate any Plan or any action taken by the Borrower or an ERISA Affiliate to terminate any Plan;

                                    (iii) the institution by PBGC of proceedings
under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

                                    (iv) the complete or partial withdrawal from
a Multiemployer Plan by the Borrower or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt of the Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

                                    (v) the institution of a proceeding by a
fiduciary or any Multiemployer Plan against the Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days;

                                    (vi) the adoption of an amendment to any
Plan that pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Borrower or an

ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of said Sections;

                                    (vii) any event or circumstance exists which
may reasonably be expected to constitute grounds for the Borrower or any ERISA Affiliate to incur liability under Title IV of ERISA or under Sections 412(c)(11) or 412(n) of the Code with respect to any Plan; and

                                    (viii) the Unfunded Benefit Liabilities of
one or more Plans increase after the date of this Agreement in an amount which is material in relation to the financial condition of the Borrower and its Subsidiaries, on a consolidated basis; provided, however, that such increase shall not be deemed to be material so long as it does not exceed $3,000,000.

                         (k) promptly after the request of any Bank, copies of
each annual report filed pursuant to Section 104 of ERISA with respect to each Plan (including, to the extent required by Section 104 of ERISA, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information referred to in Section 103 of ERISA) and each annual report filed with respect to each Plan under Section 4065 of ERISA; provided, however, that in the case of a Multiemployer Plan, such annual reports shall be furnished only if they are available to the Borrower or an ERISA Affiliate;

                         (l) promptly after the furnishing thereof, copies of
any statement or report furnished to any other party pursuant to the terms of any Interest Rate Protection Agreement or any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Banks pursuant to any other clause of this Section 6.8;

                         (m) promptly after the sending or filing thereof,
copies of all proxy statements, financial statements and reports which the Borrower or any of its Subsidiaries sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements, which the Borrower or any such Subsidiary files with the Securities and Exchange Commission or any Governmental Authority which may be substituted therefor, or with any national securities exchange;

                         (n) written notice of the details of any intended
Acceptable Acquisition promptly following the issuance of a press release for any such Acceptable Acquisition or at any earlier time that any such intended Acceptable Acquisition has become public knowledge or is no longer confidential and written details of the terms of each consummated Acceptable Acquisition promptly following its completion;

                         (o) promptly after the Borrower knows of the
commencement or threat thereof, notice of any Forfeiture Proceeding;

                         (p) promptly following any reasonable request by any
Bank, specific financial information as to any of the Borrower's Subsidiaries, divisions, product lines or other units; and

                         (q) such other information respecting the condition or
operations, financial or otherwise, of the Borrower or any of its Subsidiaries as the Administrative Agent or any Bank may from time to time reasonably request.

                         ARTICLE 7. NEGATIVE COVENANTS.

         So long as any of the Notes shall remain unpaid or any Bank shall have any Commitment under this Agreement, the Borrower shall not:

         Section 7.1. Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt, except:

                         (a) Debt of the Borrower under this Agreement or the
Notes;

                         (b) Existing Debt set forth in the financial statements
delivered to the Banks pursuant to Section 5.5, including Funded Debt described in Schedule 5.10 hereto, of the Borrower and its Subsidiaries, or in the financial statements delivered to the Administrative Agent and the Banks pursuant to Section 5.5, including renewals, extensions or refinancings thereof, provided that the principal amount of such Debt does not increase;

                         (c) Debt of the Borrower which is subordinated to the
Borrower's obligations under this Agreement and the Notes in a manner satisfactory in all respects to the Administrative Agent and the Banks in their sole and absolute discretion;

                         (d) Debt of the Borrower to any Subsidiary or of any
Subsidiary to the Borrower or another Subsidiary, provided, however, that the outstanding principal amount of any such Debt owing from any Subsidiary to the Borrower and/or another Subsidiary shall not exceed the aggregate of $7,500,000 (excluding management charges owed by any Subsidiary to the Borrower and excluding Debt incurred by any Subsidiary to the Borrower or another Subsidiary in connection with a Acceptable Acquisition) at any time, for each of the Subsidiaries or the Borrower;

                         (e) Debt of the Borrower or any Subsidiary owing to any
of the Banks in connection with any obligations related to hedging foreign currencies or other financial arrangements for the purpose of assuring against credit losses, including any Interest Rate Protection Agreement described in Section 2.15 and any contingent obligations, arising from swaps or swap agreements, derivatives, currency exchanges or similar exchange agreements and similar risk hedging agreements or transactions entered into by the Borrower or any of the Subsidiaries with any of the Banks;

                         (f) Debt of the Borrower or any such Subsidiary secured
by purchase money Liens permitted by Section 7.3;

                         (g) Debt in respect of the undrawn portion of the face
amount of letters of credit issued for the account of the Borrower or any of its Subsidiaries by any Bank, in an aggregate amount not exceeding $2,500,000 at any time outstanding;

                         (h) Debt in the nature of guarantees which are
permitted by Section 7.2;

                         (i) Debt of any Person which becomes a Subsidiary of
the Borrower in connection with an Acceptable Acquisition permitted by Section
7.11 or Debt which is acquired and assumed by the Borrower or any of its Subsidiaries in connection with an Acceptable Acquisition permitted by Section 7.11; provided that such Debt was in existence and outstanding prior to and on the date that such Person became a Subsidiary or such Acceptable Acquisition was consummated, and suc Debt was not created in contemplation of such Person becoming a Subsidiary or such Acceptable Acquisition being consummated, and any renewals, extensions or refinancings thereof, provided that the principal amount thereof does not increase; and provided, however, that the Debt permitted by this subclause (i) shall not include Funded Debt, together with commitments for Funded Debt, in excess of $5,000,000 (excluding permitted Debt pursuant to Section 7.1(a)) per Acceptable Acquisition or $10,000,000 (excluding permitted Debt pursuant to Section 7.1(a)) in the aggregate at any time that, in either case, (A) is in the nature of a line of credit, term loan facility, or other revolving credit facility (whether advanced or unadvanced) or (B) is secured by any type of blanket Lien on receivables, equipment, inventory, intellectual property and/or general intangibles (unless otherwise permitted by Section 7.3(k));

                         (j) [intentionally omitted];

                         (k) Debt of the Borrower secured by Liens pursuant to
Sections 7.3 (b) - (g) and (l); and

                         (l) other Debt not in excess of $5,000,000 in the
aggregate at any one time.

         Section 7.2. Guaranties, Etc. Assume, guarantee, endorse or otherwise be or become directly or contingently responsible or liable, or permit any of its Subsidiaries to assume, guarantee, endorse or otherwise be or become directly or indirectly responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods or services or to supply or advance any funds, assets, goods or services, or an agreement to maintain or cause such Person to maintain a minimum working capital or net worth or otherwise to assure the creditors of any Person against loss) for the obligations of any Person, except (a) guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; (b) guaranties of Debt permitted by Section 7.1; and (c) guarantees executed by the Borrower or any Subsidiary in the ordinary course of business in respect of operating leases and other ordinary course operating expenses of the Borrower or any of its Subsidiaries.

         Section 7.3. Liens. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, now owned or hereafter acquired, except:

                         (a) the negative pledge in favor of the Administrative
Agent, the Co-Agents and the Banks under this Agreement;

                         (b) Liens for taxes or assessments or other government
charges or levies if not yet due and payable or if due and payable if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained;

                         (c) Liens imposed by law, such as mechanic's,
materialmen's, landlord's, warehousemen's and carrier's Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than 30 days, or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

                         (d) Liens under workmen's compensation, unemployment
insurance, social security or similar legislation (other than ERISA);

                         (e) Liens, deposits or pledges to secure the
performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business;

                         (f) attachment, judgment and other similar Liens
arising in connection with court or arbitration proceedings; provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

                         (g) easements, rights-of-way, restrictions and other
similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use and enjoyment by the Borrower or any such Subsidiary of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto;

                         (h) Liens securing obligations of such a Subsidiary to
the Borrower or another such Subsidiary;

                         (i) Liens described in Schedules 5.6 and 5.10 and
existing Liens on the assets located outside the United States of any foreign Subsidiary, and any replacement Liens on such property to secure the corresponding Debt ("Corresponding Debt") described on such Schedules, including renewals, extensions or refinancings thereof, provided that (x) the principal amount thereof does not increase, and (y) no additional property shall be encumbered to secure such Corresponding Debt;

                         (j) Liens incidental to the conduct of the business of
the Borrower and its Subsidiaries or the ownership of any of their assets not incurred in connection with Debt, which Liens do not materially detract from the value of the property subject thereto or interfere with the ordinary course of business of the Borrower and its Subsidiaries;

                         (k) Liens securing Debt permitted under Section 7.1(i),
provided that such Liens only affect property acquired in connection with the Acceptable Acquisition pursuant to which such Debt was incurred; and

                         (l) in addition to the Liens permitted by subsection
(k) of this Section 7.3, purchase money Liens on any property hereafter acquired or the assumption of any Lien on property existing at the time of such acquisition, or a Lien incurred in connection with any conditional sale or other title retention agreement or a Capital Lease; provided that:

                                    (i) any property subject to any of the
foregoing is acquired by the Borrower or any such Subsidiary in the ordinary course of its business and the Lien on any such property is created contemporaneously with such acquisition;

                                    (ii) the obligation secured by any Lien so
created, assumed or existing shall not exceed 100% of the lesser of cost or fair market value as of the time of acquisition of the property covered thereby to the Borrower or such Subsidiary acquiring the same;

                                    (iii) each such Lien shall attach only to
the property so acquired and fixed improvements thereon; and

                                    (iv) the Debt secured by all such Liens
shall not exceed $5,000,000 at any time outstanding in the aggregate.

         Section 7.4. Leases. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any obligation as lessee for the rental or hire of any real or personal property, except: (a) leases existing on the date of this Agreement and any extensions or renewals thereof; (b) leases (other than Capital Leases) which do not in the aggregate require the Borrower and its Subsidiaries on a consolidated basis to make payments (including taxes, insurance, maintenance and similar expenses which the Borrower or any Subsidiary is required to pay under the terms of any lease) in any fiscal year of the Borrower in excess of $5,000,000; (c) leases between the Borrower and any such Subsidiary or between any such Subsidiaries;
(d) Capital Leases permitted by Section 7.3 or Section 7.1; and (e) leases of equipment and other assets (including real property) used in the ordinary course of business of the Borrower and its Subsidiaries.

         Section 7.5. Investments. Make, or permit any of its Subsidiaries to make, any loan or advance to any Person or purchase or otherwise acquire, or permit any such Subsidiary to purchase or otherwise acquire, any capital stock, assets, obligations or other securities of, make any capital contribution to, or otherwise invest in, or acquire any interest in, any Person, except: (a) Cash and Cash Equivalents; (b) stock, obligations or securities received in settlement of debts (created in the ordinary course of business) owing to the Borrower or any such Subsidiary; (c) any Acceptable Acquisition permitted by
Section 7.11; (d) advances to employees of the Borrower and its Subsidiaries in the ordinary course of business, including for reasonable relocation expenses and travel expenses and pursuant to company credit cards; (e) up to an aggregate amount of $100,000 in equity securities of (i) clients of the Borrower, and (ii) other companies; (f) Debt permitted by Section 7.1(d); (g) Interest Rate Protection Agreements permitted by Section 2.15; (h) new Subsidiaries formed by the Borrower after the Closing Date, (i) joint ventures and other existing investments as set forth on Schedule 5.9 hereto and in the financial statements delivered to the Banks pursuant to Section 5.5, and (j) other Investments not to exceed $4,000,000 in the aggregate at any time], so long as the Borrower remains in compliance of the other covenants contained in this Agreement.

         Section 7.6. Dividends. Declare or pay any dividends, purchase, redeem, retire or otherwise acquire for value any of its capital stock now or hereafter outstanding, or make any distribution of assets to its stockholders as such whether in cash, assets or obligations of the Borrower, or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption or retirement of any shares of its capital stock, or make any other distribution by reduction of capital or otherwise in respect of any shares of its capital stock or permit any of its Subsidiaries to purchase or otherwise acquire for value any stock of the Borrower or another such Subsidiary , or enter into any agreement restricting the ability of any of its Subsidiaries to declare or pay any dividends to the Borrower or any other Subsidiary, except that: (a) the Borrower may declare and deliver dividends and make distributions payable solely in common stock of the Borrower; (b) the Borrower may purchase or otherwise acquire shares of its capital stock by exchange for or out of the proceeds received from a substantially concurrent issue of new shares of its capital stock; and (c) the Borrower or any Subsidiary may acquire for value any of its capital stock now or hereafter outstanding provided that any such acquisition is not reasonably expected to cause the Borrower to violate any of the covenants contained in Article 8; provided, however, that if no Default or Event of Default has occurred or is continuing, so long as the Borrower and its Consolidated Subsidiaries maintain at any time (on a rolling twelve month calculation basis) an Adjusted Leverage Ratio measured pursuant to Section 8.2 of less than 2.0 to 1.0, then the Borrower may declare dividend distributions of Net Income, in an amount which represents, on an annual basis, the lesser of (x) 25% of the Net Income of the Borrower and its Consolidated Subsidiaries, and (y) $12,000,000.

         Section 7.7. Sale of Assets. Sell, lease, assign, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, assign, transfer or otherwise dispose of, any of its now owned or hereafter acquired assets (including, without limitation, shares of stock and indebtedness of such Subsidiaries, receivables, leasehold interests and software, panel and subpanel data, lists and information and customer lists); except: (a) for inventory disposed of in th ordinary course of business; (b) the sale or other disposition of assets no longer used or useful in the conduct of its business; (c) that any such Subsidiary may sell, lease, assign, or otherwise transfer its assets to the Borrower; (d) that the Borrower and any such Subsidiary may license or sublicense software, knowhow and other intellectual properties to any Person so long as the Borrower or such Subsidiary receives fair value consideration in exchange for such license or sublicense; and (e) for other dispositions of assets not exceeding in the aggregate in any fiscal year $3,000,000; provided, however, that all such sales described in this clause (e) resulting in Net Cash Proceeds shall be applied in accordance with Section 2.5(a)(i).

         Section 7.8. Stock of Subsidiaries, Etc. Sell or otherwise dispose of any shares of capital stock of any of its Subsidiaries (other than to the Borrower or another Subsidiary as permitted hereunder), except in connection with a transaction permitted under Sections 7.6, 7.7 or 7.10, or permit any such Subsidiary to issue any additional shares of its capital stock, except directors' qualifying shares.

         Section 7.9. Transactions with Affiliates. Except as set forth in
Schedule 7.9, enter into, or permit any of its Subsidiaries to enter into, any transaction with any Affiliate, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm's length transaction with a Person not an Affiliate.

         Section 7.10 Mergers, Etc. Merge or consolidate with, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or acquire all or substantially all of the assets or the business of any Person (or enter into any agreement to do any of the foregoing), or permit any of its Subsidiaries to do so except that: (a) any such Subsidiary may merge into or transfer assets to the Borrower; (b) any Subsidiary may merge into or consolidate with or transfer assets to any other Subsidiary; and (c) the Borrower or any of its Subsidiaries may effect any Acceptable Acquisition permitted by Section 7.11.

         Section 7.11. Acquisitions. Make, or permit any of its Subsidiaries to make, any Acquisition other than an Acceptable Acquisition.


         "Acceptable Acquisition" means any of the following types of
Acquisitions:

                         (a) an Acquisition in which the following conditions
are satisfied:

                                    (i) no Default or Event of Default exists or
would result from such Acquisition;

                                    (ii) the company or assets acquired involve
substantially the same or similar line of business as the Borrower and its Subsidiaries; and

                                    (iii) the Borrower demonstrates that, on a
consolidated basis with the acquired assets and/or company, in accordance with GAAP, it would have been in compliance with the financial covenants contained in
Article 8 on a trailing four quarters pro forma basis as of the end of the immediately preceding fiscal quarter; and

                         (b) any other Acquisition approved in writing by the
Required Banks;

provided, however, that, in every case, approval by the Required Banks is required for any hostile Acquisition where it can be demonstrated that a significant business relationship exists between a Bank and the company to be acquired or a company owning the assets to be acquired.

         "Acquisition" means any transaction (including any merger or consolidation, but not including the formation of new Subsidiaries permitted by
Section 7.5(h)) pursuant to which the Borrower or any of its Subsidiaries (a) acquires equity securities (or warrants, options or other rights to acquire such securities) of any corporation or any other entity other than the Borrower or any corporation or any other entity which is not then a Subsidiary of the Borrower, pursuant to a solicitation of tenders therefor, or in one or more negotiated block, market or other transactions not involving a tender offer, or a combination of any of the foregoing, or (b) makes any corporation or any other entity a Subsidiary of the Borrower, or causes any such corporation or other entity to be merged into the Borrower or any of its Subsidiaries, in any case pursuant to a merger, a purchase of assets or any reorganization providing for the delivery or issuance to the holders of such corporation's or other entity's then outstanding securities, in exchange for such securities, of cash or securities of the Borrower or any of its Subsidiaries, or a combination thereof, or (c) purchases all or substantially all of the business or assets of any corporation or any other entity.

         Section 7.12. No Activities Leading to Forfeiture. Neither the Borrower nor any of its Subsidiaries shall engage in or propose to be engaged in the conduct of any business or activity which is reasonably expected to result in a Forfeiture Proceeding.


                        ARTICLE 8. FINANCIAL COVENANTS.

         So long as any of the Notes shall remain unpaid or any Bank shall have any Commitment under this Agreement:

         Section 8.1. Minimum Capital Base. The Borrower shall maintain at all times, measured at the end of each fiscal quarter, a Consolidated Capital Base of not less than $62,500,000 plus (a) 50% of each quarterly Consolidated Net Income gain since September 30, 1997, plus (b) 100% of Net Proceeds from any issuance of equity securities by the Borrower since September 30, 1997, plus (c) 100% of the Net Proceeds from any issuance by the Borrower of Subordinated Debt.


         Section 8.2. Adjusted Leverage Ratio. The Borrower and its Consolidated Subsidiaries shall maintain at all times an Adjusted Leverage Ratio, measured quarterly for the twelve month period then ended (a rolling twelve month calculation measured as of the end of each successive quarter), of not greater than 3.0 to 1.0.

         Section 8.3. Interest Coverage Ratio. The Borrower and its Consolidated Subsidiaries shall maintain at all times an Interest Coverage Ratio, measured quarterly for the twelve month period then ended (a rolling twelve month calculation measured as of the end of each successive quarter), of not less than
3.5 to 1.0 at any time.

                         ARTICLE 9. EVENTS OF DEFAULT.

         Section 9.1 Events of Default. Any of the following events shall be an "Event of Default":


                         (a) the Borrower shall: (i) fail to pay the principal
of any Note as and when due and payable; or (ii) fail to pay interest on any Note or any fee or other amount due hereunder as and when due and payable and such failure shall continue for 5 days;

                         (b) any representation or warranty made or deemed made
by the Borrower in this Agreement or in any other Facility Document or which is contained in any certificate, document, opinion, financial or other statement furnished at any time under or in connection with any Facility Document shall prove to have been false or misleading in any material respect on or as of the date made or deemed made;

                         (c) the Borrower shall: (i) fail to perform or observe
any term, covenant or agreement contained in Section 2.3, subsections (g) through (m) and (o) through (q) of Section 6.8, or Articles 7 or 8; or (ii) fail to perform or observe any term, covenant or agreement on its part to be performed or observed under subsections (a), (b), (d), (e), (f) or (n) of
Section 6.8 and such failure shall continue for 10 consecutive days after notice from the Administrative Agent to the Borrower; or (iii) fail to perform or observe any term, covenant or agreement on its part to be performed or observed (other than the obligations specifically referred to in clause (i) or (ii) or elsewhere in this Section 9.1) in any Facility Document and such failure shall continue for 30 consecutive days after notice from the Administrative Agent to the Borrower or from the Borrower to the Administrative Agent (as the case may be);

                         (d) the Borrower or any of its Subsidiaries shall: (i)
fail to pay (after giving effect to any applicable grace periods or notice requirements or any waivers or consents related thereto) any indebtedness under any Interest Rate Protection Agreement or any other indebtedness in excess of $500,000, including but not limited to indebtedness for borrowed money (other than the payment obligations described in (a) above), of the Borrower or such Subsidiary, as th case may be, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or (ii) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such Interest

Rate Protection Agreement or other indebtedness, when required to be performed or observed (after giving effect to any applicable grace periods or notice requirements or any waivers or consent related thereto), if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, after the giving of notice or passage of time, or both, the maturity of such indebtedness; or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

                         (e) the Borrower or any of its Subsidiaries: (i) shall
generally not, or be unable to, or shall admit in writing its inability to, pay its debts as such debts become due; or (ii) shall make an assignment for the benefit of creditors, petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; or
(iii) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (iv) shall have had any such petition or application filed or any such proceeding shall have been commenced, against it, in which an adjudication or appointment is made or order for relief is entered, or which petition, application or proceeding remains undismissed for a period of 60 days or more; or shall be the subject of any proceeding under which its assets may be subject to seizure, forfeiture or divestiture (other than a proceeding in respect of a Lien permitted under Section 7.3 (b)); or (v) by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for all or any substantial part of its property; or (vi) shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of 60 days or more;

                         (f) one or more judgments, decrees or orders for the
payment of money in excess of $500,000 in the aggregate (exclusive of insurance coverage once such insurance company has delivered to the Administrative Agent in writing its non-repudiation of its responsibilities for the payment and satisfaction of the judgment, decree or order at issue) shall be rendered against the Borrower, or any of its Subsidiaries and such judgments, decrees or orders shall continue unsatisfied and in effect for a period of 30 consecutive days without being vacated, discharged, satisfied or stayed or bonded pending appeal;

                         (g) any event or condition shall occur or exist with
respect to any Plan or Multiemployer Plan concerning which the Borrower is under an obligation to furnish a report to the Administrative Agent and the Banks in accordance with Section 6.8(j) (other than Section 6.8(j)(viii)) and as a result of such event or condition, together with all other such events or conditions, the Borrower or any ERISA Affiliate has incurred or in the opinion of the Administrative Agent is reasonably likely to incur a liability to a Plan, a Multiemployer Plan, the PBGC, or a trustee under Section 4042 of ERISA (or any

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

combination of the foregoing) which is material in relation to the financial condition of the Borrower and its Subsidiaries, on a consolidated basis; provided, however, that any such amount shall not be deemed to be material so long as all such amounts do not exceed in the aggregate $2,500,000;

                         (h) the Unfunded Benefit Liabilities of one or more
Plans have increased after the date of this Agreement in an amount which is material; provided, however, that any such amount shall not be deemed to be material so long as such amount does not exceed $5,000,000; or

                         (i) (A) any Person or two or more Persons acting in
concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 40% or more of the outstanding shares of voting stock of the Borrower; or (B) during any period of 12 consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such 12-month period were directors of the Borrower, together with any new directors whose election by the board of directors of the Borrower or whose nomination for election by stockholders of the Borrower was approved by a majority of the directors then still in office and who are either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the board of directors of the Borrower; or

                         (j) an Event of Default shall have occurred and be
continuing under the Note Purchase Agreement, dated as of the date hereof, entered into between the Borrower and the Purchaser identified therein.

         Section 9.2. Remedies. If any Event of Default shall occur and be continuing, the Administrative Agent shall, upon request of the Required Banks, by notice to the Borrower, (a) declare the Commitments to be terminated, whereupon the same shall forthwith terminate, and (b) declare the outstanding principal of the Notes, all interest thereon and all other amounts payable under this Agreement and the Notes to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided that, in the case of an Event of Default referred to in Section 9.1(e), the Commitments shall be immediately terminated, and the Notes, all interest thereon and all other amounts payable under this Agreement shall be immediately due and payable without notice, presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower.


         ARTICLE 10. THE ADMINISTRATIVE AGENT; RELATIONS AMONG BANKS AND
                                   BORROWER.

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

         Section 10.1. Appointment, Powers and Immunities of Agent. Each Bank hereby irrevocably (but subject to removal by the Required Banks pursuant to Section 10.9) appoints and authorizes the Administrative Agent to act as its agent hereunder and under any other Facility Document with such powers as are specifically delegated to the Administrative Agent by the terms of this Agreement and any other Facility Document, together with such other powers as are reasonably incidental thereto. The Administrative Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and any other Facility Document, and shall not by reason of this Agreement be a trustee for any Bank. The Administrative Agent shall not be responsible to the Banks for any recitals, statements, representations or warranties made by the Borrower or any officer or official of the Borrower or any other Person contained in this Agreement or any other Facility Document, or in any certificate or other document or instrument referred to or provided for in, or received by any of them under, this Agreement or any other Facility Document, or for the value, legality, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Facility Document or for any failure by the Borrower to perform any of its obligations hereunder or thereunder. The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible, except as t money or securities received by it or its authorized agents, for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable or responsible for any action taken or omitted to be taken by it or them hereunder or under any other Facility Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct. The Borrower shall pay any fee agreed to by the Borrower and the Administrative Agent with respect to the Administrative Agent's services hereunder. The parties hereto agree that each of the Co-Agents do not have any specific duties, rights or powers under this Agreement, but shall be entitled, in their respective capacity as Co-Agent hereunder, to the same protections afforded to the Administrative Agent, where practicable, under this Agreement.

         Section 10.2. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat each Bank as the holder of the Loans made by it for all purposes hereof unless and until a notice of the assignment or transfer thereof reasonably satisfactory to the Administrative Agent signed by such Bank shall have been furnished to the Administrative Agent but the Administrative Agent shall not be required to deal with any Person who has acquired a participation in any Loan from a Bank. As to any matters not expressly provided for by this Agreement or any other Facility Document, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Required Banks, and such instructions of the Required Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks and any other holder of all or any portion of any Loan.

         Section 10.3. Defaults. The Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default or Event of Default (other than the non-payment of principal of, or interest on, the Loans or fees to the extent the same is required to be paid to the Administrative Agent for the account of the Banks) unless the Administrative Agent has received notice from a Bank or the Borrower specifying such Default or Event of Default and stating that such notice is a "Notice of Default." In the event that the Administrative Agent receives such a notice of the occurrence of a Default or Event of Default, the Administrative Agent shall give prompt notice thereof to the Banks (and shall give each Bank prompt notice of each such non-payment). The Administrative Agent shall (subject to Section 10.8) take such action with respect to such Default or Event of Default which is continuing as shall be directed by the Required Banks (subject to Section 11.1); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Banks (subject to Section 11.1); and provided further that the Administrative Agent shall not be required to take any such action which it determines to be contrary to law.

         Section 10.4. Rights of Administrative Agent as a Bank. With respect to its Commitment and the Loans made by it, the Administrative Agent in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as the Administrative Agent, and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include the Administrative Agent in its capacity as a Bank. The Administrative Agent and its affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to (on a secured or unsecured basis), and generally engage in any kind of banking, trust or other business with, the Borrower (and any of its affiliates) as if it were not acting as the Administrative Agent, and the Administrative Agent may accept fees and other consideration from the Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Banks. Although the Administrative Agent and its affiliates may in the course of such relationships and relationships with other Persons acquire information about the Borrower, its Affiliates and such other Persons, the Administrative Agent shall have no duty to disclose such information to the Banks.

         Section 10.5. Indemnification of Administrative Agent. The Banks agree to indemnify the Administrative Agent (to the extent not reimbursed under Section 11.3 or

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

under the applicable provisions of any other Facility Document, but without limiting the obligations of the Borrower under Section 11.3 or such provisions), ratably in accordance with the aggregate unpaid principal amount of the Loans made by the Banks (without giving effect to any participations, in all or any portion of such Loans, sold by them to any other Person) (or, if no Loans are at the time outstanding, ratably in accordance with their respective Commitments), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, any other Facility Document or any other documents contemplated by or referred to herein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses which the Borrower is obligated to pay under
Section 11.3 or under the applicable provisions of any other Facility Document but excluding, unless a Default or Event of Default has occurred, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of an such other documents or instruments; provided that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.

         Section 10.6. Documents. The Administrative Agent will forward to each Bank, promptly after the Administrative Agent's receipt thereof, a copy of each report, notice or other document required by this Agreement or any other Facility Document to be delivered to the Administrative Agent for such Bank.


         Section 10.7. Non-Reliance on Administrative Agent and Other Banks. Each Bank agrees that it has, independently and without reliance on the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and its Subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any other Facility Document. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower of this Agreement or any other Facility Document or any other document referred to or provided for herein or therein or to inspect the properties or books of the Borrower or any Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower or any Subsidiary (or any of their Affiliates) which may come into the possession of the Administrative Agent or any of its affiliates. The Administrative Agent shall not be required to file this Agreement, any other Facility Document or any document or instrument referred to herein or therein for record or give notice of this Agreement, any other Facility Document or any document or instrument referred to herein or therein to anyone.

         Section 10.8. Failure of Administrative Agent to Act. Except for action expressly required of the Administrative Agent hereunder, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall have received further assurances (which may include cash collateral) of the indemnification obligations of the Banks under Section
10.5 in respect of any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

         Section 10.9. Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving written notice thereof to the Banks and the Borrower, and the Administrative Agent may be removed at any time with or without cause by the Required Banks; provided that the Borrower and the other Banks shall be promptly notified thereof. Upon any such resignation or removal, the Required Banks shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Administrative Agent's giving of notice of resignation or the Required Banks' removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a commercial bank which has an office in the New York, New York or Providence, Rhode Island metropolitan area and which has a combined capital and surplus of at least $100,000,000. The Required Banks or the retiring Administrative Agent, as the case may be, shall upon the appointment of a successor Administrative Agent promptly so notify the Borrower and the other Banks. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Article 10 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while i was acting as the Administrative Agent.

         Section 10.10. Amendments Concerning Agency Function. The Administrative Agent shall not be bound by any waiver, amendment, supplement or modification of this Agreement or any other Facility Document which affects its duties hereunder or thereunder unless it shall have given its prior consent thereto.

         Section 10.11. Liability of Administrative Agent. The Administrative Agent shall not have any liabilities or responsibilities to the Borrower on account of the failure of any Bank to perform its obligations hereunder or to any Bank on account of the failure of the Borrower to perform its obligations hereunder or under any other Facility Document.

         Section 10.12. Transfer of Agency Function. Without the consent of the Borrower or any Bank, the Administrative Agent may at any time or from time to time transfer its functions as Administrative Agent hereunder to any of its offices wherever located, provided that the Administrative Agent shall promptly notify the Borrower and the Banks thereof.

         Section 10.13. Non-Receipt of Funds by the Administrative Agent. Unless the Administrative Agent shall have been notified by a Bank or the Borrower (either one as appropriate being the "Payor") prior to the date on which such Bank is to make payment hereunder to the Administrative Agent of the proceeds of a Loan or the Borrower is to make payment to the Administrative Agent, as the case may be (either such payment being a "Required Payment"), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if the Payor has not in fact made the Required Payment to the Administrative Agent, the recipient of such payment (and, if such recipient is the Borrower and the Payor Bank fails to pay the amount thereof to the Administrative Agent forthwith upon demand, the Borrower) shall, on demand, repay to the Administrative Agent the amount made available to it together with interest thereon for the period from the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to the average daily Federal Funds Rate for such period.

         Section 10.14. Withholding Taxes. Each Bank represents that it is entitled to receive any payments to be made to it hereunder without the withholding of any tax and will furnish to the Administrative Agent such forms, certifications, statements and other documents as the Administrative Agent may request from time to time to evidence such Bank's exemption from the withholding of any tax imposed by any jurisdiction or to enable the Administrative Agent to comply with any applicable laws or regulations relating thereto. Without limiting the effect of the foregoing, if any Bank is not created or organized under the laws of the United States of America or any state thereof, in the event that the payment of interest by the Borrower is treated for U.S. income tax purposes as derived in whole or in part from sources from within the U.S., such Bank will furnish to the Administrative Agent Form 4224 or Form 1001 of the Internal Revenue Service, or such other forms, certifications, statements or documents, duly executed and completed by such Bank as evidence of such Bank's exemption from the withholding of U.S. tax with respect thereto. The Administrative Agent shall not be obligated to make any payments hereunder to such Bank in respect of any Loan or such Bank's Commitment until such Bank shall have furnished to the Administrative Agent the requested form, certification, statement or document.

         Section 10.15. Several Obligations and Rights of Banks. The failure of any Bank to make any Loan to be made by it on the date specified therefor shall not relieve any other Bank of its obligation to make its Loan on such date, but no Bank shall be responsible for the failure of any other Bank to make a Loan to be made by such other Bank. The amounts payable at any time hereunder to each Bank shall be a separate and independent debt, and each Bank shall be entitled to protect and enforce its rights arising out of this Agreement, and it shall not be necessary for any other Bank to be joined as an additional party in any proceeding for such purpose.

         Section 10.16. Pro Rata Treatment of Loans, Etc. Except to the extent otherwise provided: (a) each Borrowing under Section 2.4(a) shall be made from the Banks, each reduction or termination of the amount of the Commitments under
Section 2.7 shall be applied to the Commitments of the Banks, and each payment of facility fee accruing under Section 2.11 shall be made for the account of the Banks, pro rata according to the amounts of their respective unused Commitments;
(b) each conversion under Section 2.5 of Loans of a particular type (but not conversions provided for by Section 3.4), shall be made pro rata among the Banks holding Loans of such type according to the respective principal amounts of such Loans by such Banks; (c) each prepayment and payment of principal of or interest on Revolving Loans of a particular type and a particular Interest Period shall be made to the Administrative Agent for the account of the Banks holding Revolving Loans of such type and Interest Period pro rata in accordance with the respective unpaid principal amounts of such Revolving Loans of such Interest Period held by such Banks.

         Section 10.17. Sharing of Payments Among Banks. If a Bank shall obtain payment of any principal of or interest on or applicable fees related to any Revolving Loan made by it through the exercise of any right of setoff, banker's lien, counterclaim, or by any other means (including any payment obtained from or charged against any third party), it shall promptly purchase from the other Banks participations in (or, if and to the extent specified by such Bank, direct interests in) the Revolving Loans made by the other Banks in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all the Banks shall share the benefit of such payment (net of any expenses which may be incurred by such Bank in obtaining or preserving such benefit) pro rata in accordance with the unpaid principal and interest on the Revolving Loans held by each of them. To such end the Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must

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

otherwise be restored. The Borrower agrees that any Bank so purchasing a participation (or direct interest) in the Revolving Loans made by other Banks may exercise all rights of setoff, banker's lien, counterclaim or similar rights with respect to such participation (or direct interest). Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness of the Borrower.

                           ARTICLE 11. MISCELLANEOUS.

         Section 11.1. Amendments and Waivers. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be amended or modified only by an instrument in writing signed by the Borrower, the Administrative Agent and the Required Banks, or by the Borrower and the Administrative Agent acting with the consent of the Required Banks and any provision of this Agreement may be waived by the Required Banks or by the Administrative Agent acting with the consent of the Required Banks; provided that no amendment, modification or waiver shall, unless by an instrument signed by all of the Banks or by the Administrative Agent acting with the consent of all of the Banks: (a) increase or extend the term, or extend the time or waive any requirement for the reduction or termination, of the Commitments, (b) extend the date fixed for the payment of any fees or principal of or interest on any Loan, (c) reduce the amount of any payment of principal thereof or the rate at which interest is payable thereon or any fee is payable hereunder, (d) alter the terms of this Section 11.1, or (e) amend the definition of the term "Required Banks" or any provision of this Agreement requiring approval by all of the Banks, and provided, further, that any amendment of Article 10 or any amendment which increases the obligations of the Administrative Agent hereunder shall require the consent of the Administrative Agent. No failure on the part of the Administrative Agent or any Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         Section 11.2. Usury. Anything herein to the contrary notwithstanding, the obligations of the Borrower under this Agreement and the Notes shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of law applicable to a Bank limiting rates of interest which may be charged or collected by such Bank.


         Section 11.3. Expenses. The Borrower shall reimburse the Administrative Agent and the Banks on the Closing Date for all costs, expenses, and charges (including, without limitation, reasonable fees and charges of external legal counsel for the Administrative Agent and the Banks) incurred by the Administrative Agent and the Banks in connection with the preparation of this Agreement and the other Facility Documents.

The Borrower shall reimburse the Administrative Agent and the Banks on demand for all costs, expenses, and charges (including, without limitation, reasonable fees and charges of external legal counsel for the Administrative Agent and each
Bank) incurred by the Administrative Agent or the Banks in connection with the performance or enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement or the other Facility Documents or any requested amendments, modifications, supplements, waivers or consents (whether or not ultimately entered into or granted). The Borrower agrees to indemnify the Administrative Agent and each Bank and their respective directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to any actual or proposed use by the Borrower or any Subsidiary of the proceeds of the Loans, including without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).

         Section 11.4. Survival. The obligations of the Borrower under Sections 3.1, 3.5, 10.5 11.3, and 11.19 shall survive the repayment of the Loans and the termination of the Commitments.


         Section 11.5. Assignment; Participations.

                         (a) This Agreement shall be binding upon, and shall
inure to the benefit of, the Borrower, the Administrative Agent, the Banks and their respective successors and assigns, except that the Borrower may not assign or transfer its rights or obligations hereunder without the consent of all of the Banks. Each Bank may assign (with the Borrower's consent as set forth below) or sell participations in, all or any part of its Loans or Commitments (pro rata) to anothe bank or other entity, in which event (i) in the case of an assignment, upon notice thereof by such Bank to the Borrower with a copy to the Administrative Agent, the assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights, benefits and obligations as it would have if it were a Bank hereunder; and (ii) in the case of a participation, the participant shall have no rights under the Facility Documents and all amounts payable by the Borrower under Article 3 shall be determined as if such Bank had not sold such participation. Any assignment pursuant to this
Section 11.5 shall be in an amount not less than $5,000,000, shall leave any assigning Bank that remains a "Bank" hereunder with a Commitment of at least $2,000,000 and shall be subject to the prior consent of the Borrower (which shall not be unreasonably withheld), except that (i) no such minimum amount will be required to be transferred or retained and no such prior consent will be required if such assignment is necessary or prudent for regulatory purposes,
(ii) no such minimum amount will be
required to be transferred and no such prior consent will be required if the transferee is already a "Bank" hereunder and (iii) no such prior consent will be required if the transferee is a commercial bank that is an affiliate of the assigning Bank. The agreement executed by any Bank in favor of a participant shall not give the participant the right to require such Bank to take or omit to take any action hereu der except action directly relating to (i) the extension of a payment date (including the Termination Date) with respect to any portion of the principal of or interest on any amount outstanding hereunder allocated to such participant, (ii) the reduction of the principal amount outstanding hereunder or (iii) the reduction of the rate of interest payable on such amount or any amount of fees payable hereunder to a rate or amount, as the case may be, below that which the participant is entitled to receive under its agreement with such Bank. Such Bank may furnish any information concerning the Borrower in the possession of such Bank from time to time to assignees and participants (including prospective assignees and participants); provided that such Bank shall require any such prospective assignee or such participant (prospective or otherwise) to agree in writing to maintain the confidentiality of such information. In connection with any assignment pursuant to this paragraph (a), the assigning Bank shall pay the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500, except that such fee will not be required if the assignee is already a "Bank" hereunder or if the assignee is a commercial bank that is an affiliate of the assigning Bank.

                         (b) In addition to the assignments and participations
permitted under paragraph (a) above, any Bank may assign and pledge, without meeting any of the requirements of paragraph (a) above, all or any portion of its Loans and Notes to (i) any affiliate of such Bank or (ii) any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Bank from its obligations hereunder.

         Section 11.6. Notices. Unless the party to be notified otherwise notifies the other party in writing as provided in this Section, and except as otherwise provided in this Agreement, notices shall be delivered in person or sent by overnight courier, facsimile, ordinary mail, cable or telex addressed to such party at its "Address for Notices" on the signature page of this Agreement. Notices shall be effective: (a) on the day on which delivered to such party in person, (b) on the first Banking Day after the day on which sent to such party by overnight courier, (c) if given by mail, 48 hours after deposit in the mails with first-class postage prepaid, addressed as aforesaid, and (d) if given by facsimile, cable or telex, when the facsimile, cable or telex is transmitted to the facsimile, cable or telex number as aforesaid; provided that notices to the Administrative Agent and the Banks shall be effective upon receipt.

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

         Section 11.7. Setoff. The Borrower agrees that, in addition to (and without limitation of) any right of setoff, banker's lien or counterclaim a Bank may otherwise have, each Bank shall be entitled, at its option, to offset balances (general or special, time or demand, provisional or final) held by it for the account of the Borrower at any of such Bank's offices, in Dollars or in any other currency, against any amount payable by the Borrower to such Bank under this Agreement or such Bank's Notes which is not paid when due (regardless of whether such balances are then due to the Borrower), in which case it shall promptly notify the Borrower and the Administrative Agent thereof; provided that such Bank's failure to give such notice shall not affect the validity thereof. Payments by the Borrower hereunder shall be made without setoff or counterclaim.

                     SECTION 11.8 JURISDICTION; IMMUNITIES.

                         (a) THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE
JURISDICTION OF ANY CONNECTICUT STATE OR UNITED STATES FEDERAL COURT SITTING IN CONNECTICUT OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE NOTES, AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH CONNECTICUT STATE OR FEDERAL COURT. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO THE BORROWER AT ITS ADDRESS SPECIFIED IN
SECTION 11.6. THE BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. THE BORROWER FURTHER WAIVES ANY OBJECTION TO VENUE IN SUCH STATE AND ANY OBJECTION TO AN ACTION OR PROCEEDING IN SUCH STATE ON THE BASIS OF FORUM NON CONVENIENS. THE BORROWER FURTHER AGREES THAT ANY ACTION OR PROCEEDING BROUGHT AGAINST THE ADMINISTRATIVE AGENT SHALL BE BROUGHT ONLY IN A CONNECTICUT STATE OR UNITED STATES FEDERAL COURT SITTING IN CONNECTICUT. THE BORROWER, THE BANKS, THE ADMINISTRATIVE AGENT, AND THE CO-AGENTS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE OTHER FACILITY DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY

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PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE BANKS, THE
ADMINISTRATIVE AGENT AND THE CO-AGENTS TO ACCEPT AND MAKE THE LOANS CONTEMPLATED HEREUNDER.

                         (b) Nothing in this Section 11.8 shall affect the right
of the Administrative Agent or any Bank to serve legal process in any other manner permitted by law or affect the right of the Administrative Agent or any Bank to bring any action or proceeding against the Borrower or its property in the courts of any other jurisdictions.

                         (c) To the extent that the Borrower has or hereafter
may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Borrower hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the Notes.

         Section 11.9. Table of Contents; Headings. Any table of contents and the headings and captions hereunder are for convenience only and shall not affect the interpretation or construction of this Agreement.

         Section 11.10. Severability. The provisions of this Agreement are intended to be severable. If for any reason any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

         Section 11.11. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing any such counterpart.


         Section 11.12. Integration. The Facility Documents set forth the entire agreement among the parties hereto relating to the transactions contemplated thereby and supersede any prior oral or written statements or agreements with respect to such transactions.


         SECTION 11.13. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CONNECTICUT.

         Section 11.14. Confidentiality. Each Bank, each Co-Agent, and the Administrative Agent agrees (on behalf of itself and each of its affiliates, directors,

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officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with safe and sound banking practices, any non-public information supplied to it by the Borrower pursuant to this Agreement which is identified by the Borrower as being confidential at the time the same is delivered to the Banks or the Administrative Agent, provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for any of the Banks or the Administrative Agent, (iii) to bank examiners, auditors or accountants, (iv) in connection with any litigation to which any one or more of the Banks is a party, (v) to the extent such information has been disclosed to a third party or otherwise made public by a source (other than a source identified by the Borrower to the Banks, the Co-Agents and the Administrative Agent as subject to a confidentiality agreement) other than the Banks, the Co-Agents or the Administrative Agent, or any party pursuant to clause (vi) of this Section 11.14, or (vi) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first executes and delivers to the respective Bank a Confidentiality Agreement in substantially the form of Exhibit J hereto; and provided finally that in no event shall any Bank or the Administrative Agent be obligated or required to return any materials furnished by the Borrower.

         Section 11.15. Treatment of Certain Information. The Borrower (a) acknowledges that services may be offered or provided to it (in connection with this Agreement or otherwise) by each Bank or by one or more of their respective subsidiaries or affiliates and (b) acknowledges that information delivered to each Bank by the Borrower may be provided to each such subsidiary and affiliate.

         Section 11.16. Independence of Covenants. Unless otherwise expressly provided or the context clearly indicates otherwise, all covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken or condition exists, to the extent practicable.

         Section 11.17. Time of the Essence. Time and punctuality shall be of the essence with respect to this instrument, but no delay or failure of the Administrative Agent or any Bank to enforce any of the provisions herein contained and no conduct or statement of the Administrative Agent or any Bank shall waive or affect any of the Administrative Agent's or any Bank's rights hereunder.

         SECTION 11.18. COMMERCIAL WAIVER. THE BORROWER ACKNOWLEDGES THAT THE LOANS EVIDENCED BY THE NOTES ARE FOR COMMERCIAL PURPOSES AND WAIVES ANY RIGHT TO NOTICE AND HEARING UNDER SECTIONS 52-278A THROUGH 52-278N OF THE

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CONNECTICUT GENERAL STATUTES AS NOW OR HEREAFTER AMENDED AND AUTHORIZES THE
ATTORNEY OF THE ADMINISTRATIVE AGENT, OR ANY SUCCESSOR THERETO, TO ISSUE A WRIT OF PREJUDGMENT REMEDY WITHOUT COURT ORDER. FURTHER, THE BORROWER HEREBY WAIVES, TO THE EXTENT PERMITTED BY LAW, THE BENEFITS OF ALL VALUATION, APPRAISEMENTS, HOMESTEAD, EXEMPTION, STAY, REDEMPTION AND MORATORIUM LAWS NOW IN FORCE OR WHICH MAY HEREAFTER BECOME LAWS. THE BORROWER ACKNOWLEDGES THAT IT MAKES THESE WAIVERS AND THE WAIVERS CONTAINED IN SECTION 11.8 KNOWINGLY AND VOLUNTARILY AND ONLY AFTER EXTENSIVE CONSIDERATION OF THE RAMIFICATIONS OF THESE WAIVERS WITH ITS ATTORNEYS.

         Section 11.19. Judgment Currency.

                         (a) The obligations of the Borrower under this
Agreement and the other Facility Documents to make payments in Dollars or in any Alternative Currency (the "Obligation Currency") shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or a Ban of the full amount of the Obligation Currency expressed to be payable to them under this Agreement, the Notes, and the other Facility Documents. If for the purpose of obtaining or enforcing judgment against the Borrower in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the "Judgment Currency") an amount due in the Obligation Currency, the conversion shall be made, at the Alternative Currency Equivalent or Dollar Equivalent, in the case of any Alternative Currency or Dollars, and, in the case of other currencies, the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as on the day immediately preceding the day on which the judgment is given (such Banking Day being hereinafter referred to as the "Judgment Currency Conversion Date").

                         (b) If there is a change in the rate of exchange
prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrower covenants and agrees to pay such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

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                         (c) For purposes of determining the Alternative
Currency Equivalent or Dollar Equivalent or rate of exchange for this Section 11.19, such amount shall include any premium and costs payable in connection with the purchase of the Obligation Currency.


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         Section 11.20. Replacement Notes. Upon receipt of an affidavit (and a standard bank lost note indemnity form) of an officer of any of the Banks as to the loss, theft, destruction or mutilation of any of the Notes or any other document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Note or other document, the Borrower shall issue, in lieu thereof, a replacement Note or Notes or such other documents in the same principal amount thereof and otherwise of like terms and conditions as the existing Notes or other documents in connection with this Agreement.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                             THE BORROWER:
                             NFO WORLDWIDE, INC.


                             By.....................
                               David J. Gorman
                               Senior Vice President

                             Address for Notices:

                             Two Pickwick Plaza, Suite 400
                             Greenwich, Connecticut 06830
                             Attn:  David J. Gorman and Patrick G. Healy
                             Telephone No.:  (203) 666-8293
                             Facsimile No.:  (203) 629-8880

                             with a copy to:

                             NFO Worldwide, Inc.
                             2700 Oregon Road
                             Toledo, Ohio 43697
                             Attn:  David J. Gorman
                             Telephone No.: (419) 481-8561
                             Facsimile No.:  (419) 481-8293


                             Paul, Weiss, Rifkind, Wharton & Garrison
                             1285 Avenue of the Americas
                             New York, New York  10019-6064
                             Attn:  James M. Dubin, Esq.
                             Telephone No.:  (212) 373-3000
                             Facsimile No.:  (212) 757-3990


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                             CO-AGENT AND ADMINISTRATIVE AGENT:

                             FLEET NATIONAL BANK


                             By.....................
                               Frederick A. Meagher
                               Vice President

                             Lending Office and
                             Address for Notices:

                             One Landmark Square, 2nd Floor
                             Stamford, Connecticut  0690l
                             Attn:  Frederick A. Meagher
                             Telephone No.:  (203) 964-4884
                             Facsimile No.:  (203) 964-4850


                             BANK:

                             FLEET NATIONAL BANK


                             By.....................
                               Frederick A. Meagher
                               Vice President

                             Lending Office and
                             Address for Notices:

                             One Landmark Square, 2nd Floor
                             Stamford, Connecticut  0690l
                             Attn:  Frederick A. Meagher
                             Telephone No.:  (203) 964-4884
                             Facsimile No.:  (203) 964-4850

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

                             BANK AND CO-AGENT:

                             THE CHASE MANHATTAN BANK


                             By.....................
                               Alan J. Aria
                               Vice President

                             Lending Office and Address for Notices:

                             999 Broad Street
                             Bridgeport, Connecticut  06604
                             Attn:  Alan J. Aria
                             Telephone No.:  (203) 382-5304
                             Facsimile No.:  (203) 382-6573


                             BANK:

                             THE BANK OF NEW YORK


                             By.....................
                               Geraldine Turkington
                               Vice President

                             Lending Office and Address for Notices:

                             10 Mason Street, Third Floor
                             Greenwich, Connecticut 06830
                             Attn:  Geraldine Turkington
                             Telephone No.:  (203)863-2697
                             Facsimile No.:  (203) 863-2610


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                             BANK:

                             FIRST UNION NATIONAL BANK


                             By.....................
                               Anne Wilson
                               Vice President

                             Lending Office and Address for Notices:
                             300 Main Street
                             Stamford, CT 06904


                             Telephone No.:  (203) 406-6041
                             Facsimile No.:  (203) 964-8239


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